UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cray Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held in the Fifth Avenue Conference Room at our principal executive offices located at 901 Fifth Avenue, Seattle, Washington 98164 on Thursday, June 16, 2011, at 3:00 p.m. Pacific Time for the following purposes:

1.    To vote on the election of eight directors, each to serve a one-year term;

2.    To vote, on an advisory or non-binding basis, on the compensation of our Named Executive Officers;

3.    To vote, on an advisory or non-binding basis, on the frequency of holding future advisory votes on the compensation of our Named Executive Officers;

4.    To vote to approve our amended and restated 2001 Employee Stock Purchase Plan, which includes amendments that increase the total number of shares issuable thereunder by 750,000 shares and extend its term by five years; and

5.    To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

The shareholders will also act on any other business that may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the scheduled time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Your Board of Directors recommends a vote FOR the election of the nominees for director; FOR the approval of the compensation of our Named Executive Officers; FOR the option of every year as the frequency with which our shareholders are provided an advisory vote on the compensation of our Named Executive Officers; FOR the amendments to our 2001 Employee Stock Purchase Plan; and FOR ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Only shareholders of record on April 11, 2011, the record date for the Annual Meeting, are entitled to vote on these matters.

At the Annual Meeting, we will review our performance during the past year. You will have an opportunity to ask questions about Cray Inc. and our operations.

As we did last year, we are furnishing proxy materials via the Internet. The approximate date of availability for the Proxy Statement and accompanying proxy materials is April 28, 2011. Please read the Proxy Statement for more information on this alternative for distributing our proxy materials, which we believe will allow us to provide shareholders with the information they need, while lowering the costs of delivering the Proxy Statement and related materials and reducing the environmental impact of the Annual Meeting.

Your vote is important regardless of the number of shares you own or whether you plan to attend the Annual Meeting in person. You may vote through several different ways, and instructions on the various voting methods are contained in the accompanying Proxy Statement. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience so we avoid further solicitation costs. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted previously.

Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

PETER J. UNGARO

President and Chief Executive Officer

Seattle, Washington

April 28, 2011

PROXY STATEMENT

Page
Information About the Annual Meeting and Voting	1
Our Common Stock Ownership	8
Section 16(a) Beneficial Ownership Reporting Compliance	10
The Board of Directors	11
Corporate Governance Principles	11
Independence	11
Meetings and Attendance	12
The Committees of the Board	12
Board Leadership Structure	13
Board’s Role in Risk Oversight	14
Risk Considerations in Our Compensation Program	14
Director Attendance at Annual Meetings	14
Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals	15
Compensation of Directors	16
Director Compensation for 2010	18
Executive Officers	20
Compensation of the Executive Officers	22
Compensation Discussion and Analysis	22
Compensation Committee Report	38
Summary Compensation Table	39
Compensation Committee Interlocks and Insider Participation	52
Transactions With Related Persons	53
Report of the Audit Committee of the Board of Directors	54
Discussion of Proposals Recommended by the Board	56
Proposal 1: To Elect Eight Directors for One-Year Terms	56
Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers	59
Proposal 3: Advisory Vote on the Frequency of Holding Future Advisory Votes on the Compensation of Our Named Executive Officers	61
Proposal 4: To Approve the Cray Inc. Amended and Restated 2001 Employee Stock Purchase Plan	62
Proposal 5: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011	64
Other Business — Discretionary Authority	66

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote via the Internet or by telephone or, if this Proxy Statement was mailed to you, sign, date and return the enclosed proxy card.

If you wish to return the proxy card by mail, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Voting via the Internet or by telephone or by sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so, as you may revoke your earlier vote.

Important Notice Regarding the Availability of Proxy Materials for the Company’s

Annual Meeting of Shareholders on June 16, 2011

The Cray Inc. Notice and Proxy Statement for the 2011 Annual Meeting of Shareholders

and the 2010 Annual Report to Shareholders are available online at https://materials.proxyvote.com/225223 and http://investors.cray.com

CRAY INC.

901 Fifth Avenue, Suite 1000

Seattle, WA 98164

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held At:

901 Fifth Avenue, Fifth Avenue Conference Room

Seattle, WA 98164

June 16, 2011

3:00 p.m. Pacific Time

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Cray Inc. (“Cray”) has made these materials available to you via the Internet, or has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our 2011 Annual Meeting of Shareholders, which will take place on Thursday, June 16, 2011, at 3:00 p.m. Pacific Time, in the Fifth Avenue Conference Room at our corporate headquarters in Seattle, Washington. For a map and/or directions to our corporate headquarters, see our website, www.cray.com, under “About Cray — Contact Us.”

Q:	What is included in these materials?

A:	These materials include:

•	Our Notice of the 2011 Annual Meeting and our Proxy Statement, which summarize the information regarding the matters to be voted on at the Annual Meeting;

•	Our 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and audited consolidated financial statements for the year ended December 31, 2010; and

•	The proxy card, if you requested printed versions of these materials by mail, or an electronic voting form, if you are viewing these materials via the Internet.

Q:	What items will be voted on at the 2011 Annual Meeting?

A:	There are five known items that will come before the shareholders at the 2011 Annual Meeting:

•	The election of eight directors to the Board, each to serve a one-year term;

•	The advisory vote on the compensation of our Named Executive Officers;

•	The advisory vote on the frequency of holding future advisory votes on the compensation of our Named Executive Officers;

•	The approval of our amended and restated 2001 Employee Stock Purchase Plan; and

•	The ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

It is possible that other business may come before the Annual Meeting, although we currently are not aware of any such matters.

Q:	What are the voting recommendations of our Board?

A:

Our Board recommends that you vote your shares “FOR” each of the named nominees to the Board; “FOR” the approval of the compensation of our Named Executive Officers; “FOR” the approval of the option of every year as the frequency with which our shareholders are provided an advisory vote on the compensation of our Named Executive Officers; “FOR” the amendments to our 2001 Employee Stock Purchase Plan; and “FOR” the ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. In this Proxy Statement, the terms “the Board of Directors,” “the Board,” or “our Board” refer to the Board of Directors of Cray.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	As permitted by the U.S. Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and the Annual Report available via the Internet. On or about April 28, 2011, we mailed a Notice of Internet Availability of Proxy Materials, sometimes referred to as the “Notice,” to our shareholders of record and certain beneficial owners. We also then posted this Proxy Statement and the Annual Report on the Internet at https://materials.proxyvote.com/225223 and http://investors.cray.com. The Notice contains instructions on how to access this Proxy Statement and the Annual Report and to vote online.

Q:	Why did I receive a full set of proxy materials rather than the Notice?

A:	We are providing shareholders who have previously requested to receive paper copies of the proxy materials and our shareholders who are participants in the Cray 401(k) Savings Plan (the “Cray 401(k) Plan”) paper copies of the proxy materials instead of the Notice.

Q:	Who may vote at the Annual Meeting?

A:	If you owned shares of our common stock at the close of business on April 11, 2011, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 36,177,169 shares of our common stock outstanding, our only class of stock having general voting rights. You have one vote for each share of common stock owned by you on the record date.

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner of shares held in street name?

A:	Shareholder of Record. If you have shares registered directly in your name with our stock transfer agent, BNY Mellon Shareowner Services, then you are considered the shareholder of record with respect to those shares and we sent the Notice or proxy materials directly to you.

Beneficial Owner of Shares Held in Street Name.    If you have shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record with respect to those shares for the purpose of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.

Q:	How can I vote?

A:	You may vote via the Internet, by telephone, by returning an enclosed proxy card if one was sent to you, or by voting in person at the Annual Meeting.

Q:	How do I vote via the Internet or by telephone?

A:	If You Are the Shareholder of Record:

If your shares are registered directly in your name, you may vote via the Internet or by telephone through services offered by Broadridge Financial Solutions, Inc. (“Broadridge”). If you received the Notice, then go to the website referred to on the Notice. If you received a full set of proxy materials in the mail, then go to the website or call the telephone number referred to on the proxy card. Please have the Notice or proxy card in hand when going online or calling, and follow the instructions on the form you are using.

You may vote via the Internet or by telephone 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time, on Wednesday, June 15, 2011, the day before the Annual Meeting.

If you requested printed copies of the proxy materials, you may also vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed self-addressed envelope (postage-free in the United States). We need to receive the signed proxy card by the time of the Annual Meeting.

If You Are the Beneficial Owner of Shares Registered in the Name of a Brokerage Firm, Bank or Other Organization:

A number of brokerage firms, banks and other organizations participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program for shares registered directly in the name of the shareholder. If your shares are held in an account at an organization participating in this program, then you may vote those shares by using the website or calling the telephone number referenced on the instructions provided by that organization. Similarly, if you received printed copies of the proxy materials through your broker, bank or other nominee organization, then you may vote by completing and signing the voting form and mailing it to that organization in the self-addressed envelope it provided.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or by telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

•	Vote again via the Internet or by telephone;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

•	Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) Plan account?

A:	Shares of Cray common stock held in the Cray 401(k) Plan are registered in the name of the Trustee of the Cray 401(k) Plan, Fidelity Management Trust Company. Under the Cray 401(k) Plan, participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the Cray 401(k) Plan can be voted by submitting voting instructions via the Internet, by telephone or by mailing your proxy card. Voting of shares held in the Cray 401(k) Plan must be completed by 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time on Monday, June 13, 2011. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the Cray 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your brokerage firm, bank or other organization, you must obtain a “legal proxy” from the organization that holds your shares. You should contact your account executive about obtaining a legal proxy.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to all other matters properly presented for a vote at the Annual Meeting, including without limitation whether to postpone or adjourn the Annual Meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, then under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, then the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Please provide voting instructions to the organizations that hold your shares by carefully following their instructions.

Q:	Which ballot measures are considered “discretionary” or “non-discretionary?”

A:	Proposal 1 (election of eight directors), Proposal 2 (advisory vote on the compensation of our Named Executive Officers), Proposal 3 (advisory vote on the frequency of holding future advisory votes on the compensation of our Named Executive Officers) and Proposal 4 (approval of our amended and restated 2001 Employee Stock Purchase Plan) are each “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, then your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes will have no effect on the outcome of Proposal 1, Proposal 2, Proposal 3 or Proposal 4 since broker non-votes are not considered entitled to vote on such proposals. Proposal 5 (ratification of independent registered public accounting firm) is considered a “discretionary” item and your broker may vote on this proposal.

Q:	How are abstentions treated?

A:	Abstentions are counted for purposes of determining whether a quorum is present. For Proposal 1 (election of eight directors), if you elect to abstain, the abstention will not impact the election of directors since the eight directors who receive the greatest number of affirmative votes will be elected to the Board. For Proposal 3 (advisory vote on the frequency of holding future advisory votes on the compensation of our Named Executive Officers), you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” If you abstain from voting on Proposal 3, the abstention will not have an effect on the outcome of the vote, since the option that receives the highest number of votes cast will be the frequency that has been approved by shareholders.

For the purpose of determining whether the shareholders have approved Proposal 2 (advisory vote on the compensation of our Named Executive Officers), Proposal 4 (approval of our amended and restated 2001 Employee Stock Purchase Plan) or Proposal 5 (ratification of independent registered public accounting firm), each proposal will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal and abstentions are not treated as votes cast affirmatively or negatively, and therefore will have no effect on the outcome of Proposal 2, Proposal 4 or Proposal 5.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal:

A.	Proposal 1: To Elect Eight Directors for One-Year Terms.

The eight nominees for director who receive the most votes will be elected, assuming the presence of a quorum. Accordingly, if you do not vote for a nominee, do not instruct your broker how to vote for a nominee or if you indicate “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.

Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote or if you abstain from voting, it will have no effect on this proposal, assuming the presence of a quorum.

Proposal 3: Advisory Vote on the Frequency of Holding Future Advisory Votes on the Compensation of Our Named Executive Officers.

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our Named Executive Officers that has been approved by shareholders on an advisory basis. Accordingly, if you do not vote for any option, do not instruct your broker how to vote or you abstain from voting, your vote will not have any effect on the outcome of the advisory vote.

Proposal 4: To Approve the Amendments to our 2001 Employee Stock Purchase Plan.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote or if you abstain from voting, it will have no effect on this proposal, assuming the presence of a quorum.

Proposal 5: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote or if you abstain from voting, it will have no effect on this proposal, assuming the presence of a quorum.

Q:	Who will count the vote?

A:	Representatives of Broadridge will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections examine these documents. Our Inspector of Elections will not disclose your vote to our management unless it is necessary to meet legal requirements. Our Inspector of Elections will forward to our management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:

We will pay all the costs of soliciting these proxies. In addition to soliciting proxies by distributing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, by mail, via the

Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Laurel Hill Advisory Group, LLC may help solicit proxies for an approximate cost of $10,000 plus reasonable out-of-pocket expenses.

Q:	Can I view future proxy statements, annual reports and other documents via the Internet, and not receive any paper copies through the mail?

A:	Yes. If you wish to elect to view future proxy statements, annual reports and other documents only via the Internet, and you are a:

Shareholder of Record:    Please visit the Broadridge Investor E-Connect proxy delivery preferences web-page, www.proxyvote.com, enter your voter control number found on your Notice, and follow the instructions for obtaining your documents electronically, or telephone: 1-800-579-1639, or send an email to: sendmaterial@proxyvote.com.

Beneficial Owner of Shares Held in Street Name:    Please visit the Broadridge Investor E-Connect web-page, www.proxyvote.com, and follow the instructions at that site, or telephone Broadridge at 1-800-579-1639, or send an email to: sendmaterial@proxyvote.com.

Please have the Notice in hand when accessing these sites or telephoning. Your election to view these documents via the Internet will remain in effect until you revoke it. If you so elect, then next year you would receive an email with instructions containing links to those materials and to the proxy voting site. Please be aware that if you choose to access these materials via the Internet, then you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	How do I receive paper copies of the proxy materials, if I so wish?

A:	The Notice contains instructions about how to elect to obtain paper copies of the proxy materials. Your election will remain in effect until you revoke it. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

Q:	I receive multiple copies of the Notice and/or Proxy Materials. What does that mean, and can I reduce the number of copies that I receive?

A:	This generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy cards and Notices that you receive.

If your shares are registered directly in your name, you may be receiving more than one copy of the proxy materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name. The contact information for our transfer agent is set out below in the next Q and A.

If you own shares through a brokerage firm, bank or other organization holding your shares in “street name,” we have implemented “householding,” a process that reduces the number of copies of the Annual Meeting materials and other correspondence you receive from us. Householding is available for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. As a result of householding, only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. If you hold your shares in street name and would like to start householding, or if you participate in householding and would like to receive a separate Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report, please call 1-800-542-1061 from a touch-tone phone and provide the name of your broker, bank or other nominee and your account number(s), or contact Ruby H. Alexander, Assistant Corporate Secretary, at Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

Unfortunately, householding is only possible for shares held through the same brokerage firm, bank or other nominee. Thus you cannot apply householding to reduce the number of sets of proxy materials you receive in the mail if you have accounts at different brokers, for example. In those circumstances, one way to reduce the number of sets of proxy materials you receive in the mail is to sign up to review the materials via the Internet. See “Can I view future proxy statements, annual reports and other documents via the Internet, and not receive any paper copies through the mail?” above.

We will deliver promptly upon written or oral request a separate copy of the Annual Meeting materials to a shareholder at a shared address to which a single copy of such materials had been delivered.

Q:	What if I have lost or cannot find my stock certificates, need to change my account name, have moved and need to change my mailing address, or have other questions about my Cray stock?

A:	You may contact our transfer agent, BNY Mellon Shareowner Services by calling: 1-877-522-7762 (for foreign investors, 1-201-680-6578), 1-800-231-5469 (TDD for hearing-impaired in the United States) or 1-201-680-6610 (TDD for foreign investors), visit its website at: www.bnymellon.com/shareowner/isd, or write to: BNY Mellon Shareowner Services, Shareholder Relations, P.O. Box 358015, Pittsburgh, PA 15252-8015.

Q:	How can I find the voting results of the Annual Meeting?

A:	We will report the voting results in a Form 8-K within four business days after the end of the Annual Meeting.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or about your ownership of our common stock, please contact Ruby H. Alexander, our Assistant Corporate Secretary, at (206) 701-2000.

OUR COMMON STOCK OWNERSHIP

The following table shows, as of April 4, 2011, the number of shares of our common stock beneficially owned by the following persons:

•	all persons we know to be beneficial owners of at least 5% of our common stock;

•	our directors;

•	the executive officers named in the “Summary Compensation Table” on page 39; and

•	all current directors and executive officers as a group.

As of April 4, 2011, there were 36,176,189 shares of our common stock outstanding.

Name and Address(1)	Common Shares Owned	Options Exercisable Within 60 Days	Total Beneficial Ownership(2)	Percentage
5% Shareholders
Wells Fargo & Company(3) 420 Montgomery Street San Francisco, CA 94104	5,243,878	—	5,243,878	14.50%
Joseph L. Harrosh(3) P.O. BOX 6009 Fremont, CA 94538	3,557,380	—	3,557,380	9.83%
Paradigm Capital Management, Inc.(3) Nine Elk Street Albany, NY 12207	2,631,057	—	2,631,057	7.27%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	2,093,261	—	2,093,261	5.79%
Royce & Associates, LLC(3) 745 Fifth Avenue New York, NY 10151	1,957,131	—	1,957,131	5.41%

Independent Directors
William C. Blake(4)	25,000	5,000	30,000	*
John B. Jones, Jr.(4)	39,694	—	39,694	*
Stephen C. Kiely(4)	54,402	—	54,402	*
Frank L. Lederman(4)	54,559	—	54,559	*
Sally G. Narodick(4)	46,097	—	46,097	*
Daniel C. Regis(4)	58,068	—	58,068	*
Stephen C. Richards(4)	49,879	—	49,879	*

Named Executive Officers
Peter J. Ungaro(5)	494,752	34,583	529,335	1.46%
Brian C. Henry(5)	399,094	17,707	416,801	1.15%
Margaret A. Williams(5)	247,025	14,708	261,733	*
Steven L. Scott(5)	144,027	12,749	156,776	*
Wayne J. Kugel(5)	74,151	7,291	81,442	*
Ian W. Miller(5)(6)	45,107	—	45,107	*
All current directors and executives as a group (17 persons)(4)(5)	1,903,774	120,495	2,024,269	5.60%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, all addresses are c/o Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

(2)	Unless otherwise indicated in these footnotes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options held by the person or group in question that may be exercised on April 4, 2011, or within 60 days thereafter.

(3)	The information under the column “Common Shares Owned” with respect to Wells Fargo & Company is based on a Schedule 13G filed with the SEC on January 20, 2011, regarding ownership as of December 31, 2010. In that Schedule 13G, Wells Fargo & Company, as parent company, reported beneficial ownership of 5,243,878 shares, with sole voting power over 4,791,858 shares, and sole dispositive power over 5,243,878 shares, with one subsidiary, Wells Capital Management Incorporated, an investment adviser, reporting beneficial ownership of 5,195,452 shares, with sole voting power over 812,818 shares, and sole dispositive power over 5,195,452 shares, and another subsidiary, Wells Fargo Funds Management, LLC, an investment adviser, reporting beneficial ownership of 3,976,265 shares, with sole voting power over 3,976,265 shares and sole dispositive power over 48,401 shares.

The information under the column “Common Shares Owned” with respect to Joseph L. Harrosh (“Harrosh”) is based on a Schedule 13G filed with the SEC on January 10, 2011, regarding beneficial ownership as of December 31, 2010. In that Schedule 13G, Harrosh reported sole voting power and sole dispositive power over 3,557,380 shares.

The information under the column “Common Shares Owned” with respect to Paradigm Capital Management, Inc. (“Paradigm”) is based on a Schedule 13G filed with the SEC on February 14, 2011 regarding beneficial ownership as of December 31, 2010. In that Schedule 13G, Paradigm reported sole voting power and sole dispositive power over 2,631,057 shares.

The information under the column “Common Shares Owned” with respect to BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G filed with the SEC on February 3, 2011, regarding beneficial ownership as of December 31, 2010. In that Schedule 13G, BlackRock reported sole voting power and sole dispositive power over 2,093,261 shares.

The information under the column “Common Shares Owned” with respect to Royce & Associates, LLC (“Royce”) is based on a Schedule 13G filed with the SEC on January 12, 2011, regarding beneficial ownership as of December 31, 2010. In that Schedule 13G, Royce reported sole voting power and sole dispositive power over 1,957,131 shares.

(4)	The number of shares of common stock shown for the indicated directors includes restricted shares that vest on the dates indicated, and that are forfeitable in certain circumstances, as follows:

Directors	Restricted Shares-Total	May 8, 2011	June 9, 2011	June 9, 2012
William C. Blake	11,883	4,860	3,512	3,511
John B. Jones, Jr.	14,389	5,659	4,365	4,365
Stephen C. Kiely	17,359	6,191	5,584	5,584
Frank L. Lederman	20,106	7,523	6,292	6,291
Sally G. Narodick	14,576	6,724	3,926	3,926
Daniel C. Regis	20,803	8,854	5,975	5,974
Stephen C. Richards	17,375	7,523	4,926	4,926

(5)	The number of shares of common stock shown for the indicated executive officers includes restricted shares that vest on the dates indicated, and are forfeitable in certain circumstances, as follows:

Executive Officers	Restricted Shares-Total	May 15, 2011	May 12, 2012	May 15, 2012	May 17, 2012	May 15, 2013	May 12, 2014	May 17, 2014
Peter J. Ungaro	295,000	75,000	50,000	45,000	—	75,000	50,000	—
Brian C. Henry	152,500	40,000	25,000	22,500	—	40,000	25,000	—
Margaret A. Williams	134,000	37,500	20,000	19,000	—	37,500	20,000	—
Steven L. Scott	113,000	30,000	17,500	18,000	—	30,000	17,500	—
Wayne J. Kugel	67,500	20,000	10,000	7,500	—	20,000	10,000	—
Ian W. Miller	—	—	—	—	—	—	—	—
Other executive officers	175,500	42,500	31,500	12,500	7,500	42,500	31,500	7,500

(6)	Mr. Miller’s employment with us terminated effective August 14, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our directors, executive and other specified officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based solely on this review, we believe that all of these reporting persons complied with their filing requirements for 2010.

THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of our management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

Corporate Governance Principles

The goals of our Board are to build long-term value for our shareholders and to ensure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have established the following:

•	A Code of Business Conduct that sets forth our ethical principles and applies to all of our directors, officers and employees;

•	Corporate Governance Guidelines that set forth our corporate governance principles;

•	A Related Person Transaction Policy that applies to all of our directors, officers and employees;

•	Charters for our Audit, Compensation, Corporate Governance and Strategic Technology Assessment Committees; and

•	A confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters.

Under our Corporate Governance Guidelines and the applicable Committee charters, each director has complete access to our management, and the Board and each Committee have the right to consult and retain independent legal counsel, accountants and other advisers at our expense. All of the foregoing documents are available via the Internet at our website at www.cray.com under “Investors — Corporate Governance.” We will post on this website any amendments to the Code of Business Conduct or waivers of the Code for directors and executive officers.

We periodically review our governance practices against requirements of the SEC, the listing standards of the Nasdaq Global Market (“Nasdaq”), the laws of the state of Washington and practices suggested by recognized corporate governance authorities.

Independence

Currently, our Board has eight members. The Board has determined that all of our directors, except for Mr. Ungaro, our President and Chief Executive Officer, meet the Nasdaq and SEC standards for independence and that all the members of the Audit Committee meet the heightened independence standards required for Audit Committee members under Nasdaq and SEC standards. Only independent directors may serve on our Audit, Compensation and Corporate Governance Committees.

As set forth in our Corporate Governance Guidelines, the Board believes that at least two-thirds of the Board should consist of independent directors and that, absent compelling circumstances, the Board should not contain more than two members from our management. Currently, seven of our eight directors are considered independent, and one member of our management, Mr. Ungaro, our President and Chief Executive Officer, is on the Board.

In determining the independence of our directors, the Board affirmatively decides whether a non-management director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In making that decision, the Board is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses from each director to an annual questionnaire and reviews the applicable standards with each Board member.

Meetings and Attendance

The Board met six times and the Board’s standing committees held a total of 24 meetings during 2010. The rate of attendance in 2010 for all directors at Board and standing committee meetings was 100%.

The non-management directors meet in executive sessions of the Board on a regular basis, generally at the beginning and at the end of each scheduled quarterly Board meeting and at other meetings as required. In addition, the Board committees meet periodically without members of our management present.

The Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Strategic Technology Assessment Committee as standing committees of the Board. None of the directors who serve as members of these committees is, or has ever been, one of our employees.

Audit Committee.    The current members of the Audit Committee are Daniel C. Regis (Chair), Sally G. Narodick and Stephen C. Richards. The Audit Committee and the Board have determined that each individual who currently is and who in 2010 was a member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee met 11 times during 2010. As noted above, the Audit Committee’s charter is available at www.cray.com under “Investors — Corporate Governance.” The Audit Committee assists the Board in fulfilling its responsibility for oversight of:

•	The quality and integrity of our accounting and financial reporting processes and the audits of our consolidated financial statements;

•	The qualifications and independence of the independent registered public accounting firm engaged to issue an audit report on our consolidated financial statements;

•	The performance of our systems of internal controls, disclosure controls and internal audit functions;

•	The review and approval or ratification of “related person transactions” under our Related Person Transaction Policy; and

•	Our procedures for legal and regulatory compliance, risk assessment and business conduct standards.

The Audit Committee reviews all reports submitted on our anonymous, confidential reporting system and is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. See “Discussion of Proposals Recommended by the Board — Proposal 5: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011 — Audit Committee Pre-Approval Policy” below.

The report of the Audit Committee regarding its review of the consolidated financial statements and other matters is set forth below beginning on page 54.

Compensation Committee.    The current members of the Compensation Committee are Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. The Compensation Committee and the Board have determined that each individual who currently is and who in 2010 was a member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). The Compensation Committee met five times during 2010. As noted above, the Compensation Committee’s charter is available at www.cray.com under “Investors — Corporate Governance.” The Compensation Committee assists the Board in fulfilling its responsibilities for the oversight of:

•	Our compensation policies, plans and benefit programs;

•	The compensation of the Chief Executive Officer and other senior officers; and

•	The administration of our equity compensation plans.

See “Compensation of the Executive Officers — Compensation Discussion and Analysis” for further information regarding the Compensation Committee and its actions with respect to senior officer compensation. The Compensation Committee’s Report on the Compensation Discussion and Analysis and related matters is set forth below beginning on page 22.

Corporate Governance Committee.    The current members of the Corporate Governance Committee are Stephen C. Kiely (Chair), Frank L. Lederman and Daniel C. Regis. The Corporate Governance Committee and the Board have determined that each individual who currently is and who in 2010 was a member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Corporate Governance Committee met four times during 2010. As noted above, the Corporate Governance Committee’s charter is available at www.cray.com under “Investors — Corporate Governance.” The Corporate Governance Committee has the responsibility to:

•	Develop and recommend to the Board a set of corporate governance principles;

•	Recommend qualified individuals to the Board for nomination as directors;

•	Review the compensation of Board members and recommend to the full Board changes to Board compensation as appropriate to attract and retain qualified directors;

•	Lead the Board in its annual review of the Board’s performance; and

•	Recommend directors to the Board for appointment to Board committees.

See “Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals” regarding the Corporate Governance Committee’s processes for evaluating potential Board members and how shareholders can nominate director candidates, propose matters to come before the shareholders and communicate with the Board.

Strategic Technology Assessment Committee.    The current members of the Strategic Technology Assessment Committee are William C. Blake (Chair), John B. Jones, Jr. and Frank L. Lederman. The Strategic Technology Assessment Committee and the Board have determined that each individual who currently is and who in 2010 was a member of the Strategic Technology Assessment Committee is “independent,” as that term is defined in Nasdaq rules and regulations, although such independence is not a requirement for membership on this Committee. The Strategic Technology Assessment Committee met four times during 2010. As noted above, the Strategic Technology Assessment Committee’s charter is available at www.cray.com under “Investors — Corporate Governance.” The Strategic Technology Assessment Committee has the responsibility to:

•	Assist the Board in its oversight of our technology development, including our product development roadmap; and

•	Assess whether our research and development investments are sufficient and appropriate to support the competitiveness of our offerings in the marketplace.

From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.

Board Leadership Structure

We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. Mr. Kiely has served as Chairman of the Board, a non-executive position, since August 2005. As Chairman, Mr. Kiely consults with Mr. Ungaro, our Chief Executive Officer, regarding agenda items for Board meetings; chairs executive sessions of the Board’s independent directors; on behalf of the independent directors, provides feedback and mentoring to the Chief Executive Officer; and performs such other duties as the Board deems appropriate. We believe that this structure is currently appropriate given the experience of Mr. Kiely, both outside of the Company and as a member of our Board, our size and stage of development and the operational efficiencies that currently result from separating the roles. Mr. Kiely has both operational and corporate governance experience that is highly applicable to a company such as ours. Our Board, in consultation with members of our senior executive team, including Mr. Ungaro, believes that capitalizing on such technology and governance expertise by designating Mr. Kiely as Chairman of the Board is the most effective way to realize the leadership potential offered by both Mr. Kiely and Mr. Ungaro at this time. However, we believe that it is in the best interests of our shareholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman of the Board or Chief Executive Officer or at other times, based in each case on the relevant facts and circumstances applicable at that time.

Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of our senior management on areas of material risk to us, including competitive, economic, operational, financial, legal and regulatory, and strategic and reputational risks. We also utilize a formal Enterprise Risk Management system (the “ERM System”) to assist us in tracking and mitigating risks. In addition to periodic review, evaluation and modification of risks maintained in the ERM System by management, we provide periodic reports of risks tracked in the ERM System to the Board (or the appropriate committee of the Board in the case of risks that are under the purview of a particular committee). The full Board or the appropriate committee receives these reports from the management personnel principally responsible for identifying, managing and mitigating a particular area of risk within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting, which enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment, risk management and the ERM System process set forth above.

Risk Considerations in Our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program. The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

•	Base salaries are consistent with our employees’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	The determination of incentive awards is based on a review of a variety of performance indicators, thus diversifying the risk associated with any single performance indicator;

•	Long-term compensation programs are designed to reward employees for driving sustainable and profitable growth for shareholders;

•	The vesting periods for equity compensation awards are designed to encourage employees to focus on sustained stock price appreciation; and

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in our shareholders’ long-term best interests.

Director Attendance at Annual Meetings

We encourage but do not require our directors to attend the annual meeting of shareholders either in person or telephonically. In 2010, all eight of our directors attended the 2010 annual meeting.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals

Communications.    The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Board or any of its individual committees or to the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of communications addressed to the Board as a whole, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.

Director Candidates.    The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. While our Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members, and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry or technology) is represented on the Board.

Once the Corporate Governance Committee has identified a potential director nominee, the Corporate Governance Committee, in consultation with the Chief Executive Officer, evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to elect the new director.

The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations with a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Corporate Governance Committee.

Director Nominations by Shareholders.    Our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, a shareholder making a nomination must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	The nominating shareholder’s name and address;

•	A representation that the nominating shareholder is entitled to vote at such meeting;

•	The number of shares of our common stock that the nominating shareholder owns and when the nominating shareholder acquired such shares;

•	A representation that the nominating shareholder intends to appear at the meeting, in person or by proxy;

•	The nominee’s name, age, address and principal occupation or employment;

•	All information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules; and

•	The nominee’s executed consent to serve as a director if so elected.

The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

Shareholder Proposals.

2011 Annual Meeting.    In order for a shareholder proposal to be raised from the floor during the Annual Meeting, written notice of the proposal must be received by us not less than 60 days nor more than 90 days prior to the Annual Meeting or, if less than 60 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the Annual Meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	A brief description of the business the shareholder wishes to bring before the Annual Meeting, the reasons for conducting such business and the language of the proposal;

•	The shareholder’s name and address;

•	The number of shares of our common stock that the shareholder owns and when the shareholder acquired them;

•	A representation that the shareholder intends to appear at the Annual Meeting, in person or by proxy; and

•	Any material interest the shareholder has in the business to be brought before the Annual Meeting.

The Chairman of the Board, if the facts so warrant, may determine that any business was not properly brought before the Annual Meeting in accordance with our Bylaws.

2012 Proxy Statement.    In order for a shareholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2012 annual meeting, we must receive the written proposal no later than December 30, 2011. Shareholder proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you wish to obtain a free copy of our Articles of Incorporation, Bylaws or any of our corporate governance documents, please contact Ruby H. Alexander, Assistant Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164. These documents also are available on our website, www.cray.com under “Investors — Corporate Governance.”

Compensation of Directors

In setting director compensation in order to attract and retain highly qualified individuals to serve on our Board, the Corporate Governance Committee considers the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board and a general understanding of director compensation at companies of similar size and complexity. Directors who are also employees of the Company receive no additional compensation for their service on the Board. As described more fully below, director compensation is in the form of cash and, in order to align further the longer-term interests of the individual directors with those of our shareholders, equity, with the grant of a fully vested stock option with a ten-year term upon first joining the Board and annual grants of restricted stock vesting generally over two years.

The Corporate Governance Committee reviews director compensation annually. No changes to director compensation were made in 2010. In reaching decisions about director compensation, the Corporate Governance Committee has used publicly available professional compensation surveys, proxy data and the individual experience of the Committee members. To date, the Corporate Governance Committee has decided not to engage a compensation consultant with respect to director compensation.

Cash Compensation

Each non-employee director receives an annual retainer of $20,000 (the retainer includes one Board meeting per quarter), paid quarterly in advance, plus $5,000 for each committee on which a director serves, paid quarterly in advance, and a fee of $1,500 for each meeting of the Board attended, whether in person or telephonically, paid monthly. We pay an annual fee, paid quarterly in advance, to the Chairman of the Board ($10,000), and the chairs of the Audit ($10,000), Compensation ($7,500), Corporate Governance ($5,000) and Strategic Technology Assessment ($5,000) Committees, and each director receives a fee of $1,250 for each committee meeting attended, whether in person or telephonically, which is paid monthly. When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. We reimburse all expenses related to participation in meetings of the shareholders, Board and committees.

Equity Compensation

Stock Options.    Each non-employee director, upon his or her first appointment or election to the Board, is granted an option for 5,000 shares, vesting immediately, with an exercise price equal to the fair market value of our common stock on the date of such first appointment or election.

Restricted Stock Awards.    We currently grant to each continuing non-employee director elected by the shareholders restricted shares of common stock with a value equal to that director’s fees earned in the previous fiscal year. The per share value of shares granted is determined by using the fair market value of our common stock on the date of such election, which is the volume weighted average price on the date of grant. One-half of the shares are restricted against sale or transfer for a period of approximately one year from date of grant; the balance is restricted against sale or transfer for a period of approximately two years from the date of grant. The non-employee directors may vote and receive dividends on the restricted shares while the restrictions remain in place. The restricted shares vest in full if a non-employee director can no longer serve due to death or Disability or if, following a Change of Control, the non-employee director is removed from the Board or is not nominated to continue to serve as a director. The restricted shares are forfeited if, while unvested, a non-employee director resigns or retires from the Board (other than with the express approval of the Corporate Governance Committee), is asked to leave the Board by the Corporate Governance Committee for Cause or is not nominated by the Board to continue as a director other than following a Change of Control.

For purposes of the director restricted stock agreements, the following definitions apply:

“Cause” means a good faith determination by the Board that: a director has willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board, including the Corporate Governance Guidelines, or willfully failed to attend to material duties or obligations of the director’s office (other than any such failure resulting from the director’s incapacity due to physical or mental illness), which the director has failed to correct within a reasonable period following written notice to the director; there has been an act by the director involving wrongful misconduct that has a demonstrably adverse affect on or material damage to us or our subsidiaries, or that constitutes a misappropriation of our assets; the director has engaged in an unauthorized disclosure of our confidential information; or the director has materially breached his or her obligations under the restricted stock agreement or in another agreement with us.

“Change of Control” means: our shareholders approve a merger or consolidation of us with any other corporation (other than to change our state of incorporation or which does not effect a substantial change in ownership); or our shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; the acquisition by any person or entity as “beneficial owner,” directly or indirectly, of securities representing 50% or more of the total voting power represented by our then-outstanding voting securities, except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; a majority of the Board in office at the beginning of any 36-month period is replaced during the course of such 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such placement was not initiated by the Board as constituted at the beginning of such 36-month period.

“Disability” means that, at the time a director’s employment is terminated, the director has been unable to perform the duties of the director’s position for a period of six consecutive months as a result of the director’s incapability due to physical or mental illness.

Stock Ownership Guidelines.

In April 2011, our Board instituted the following stock ownership guidelines for non-employee directors:

•

Directors must maintain a holding of at least 15,000 shares of our common stock (excluding unexercised stock options and unvested restricted stock units). The value of this number of shares of our common stock equals at least five (5) times a director’s current annual retainer (excluding any additional fees paid for meeting attendance, chair positions or committee participation) as calculated based upon the closing price per share of our common stock on December 31, 2010.

•

Each director has five years following the later of commencement of his or her service on our Board or the adoption of our stock ownership guidelines to satisfy the minimum share holdings of our stock ownership guidelines.

•	Directors may sell enough shares to cover the income tax liability on vested grants.

Director Compensation for 2010

The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2010, even if paid in 2011. Mr. Ungaro is not included in this table as he is an employee and he receives no compensation for his service as a director. His compensation as an employee is shown in the Summary Compensation Table on page 39.

Name	Annual Retainer($)	Board and Committee Chair Fees($)	Meeting Fees($)	Total Cash Fees Earned($)	Stock Awards($) (1)(2)	Total($)
William C. Blake	$25,000	$5,000	$8,000	$38,000	$36,001	$74,001
John B. Jones, Jr.	$30,000	—	$14,250	$44,250	$44,751	$89,001
Stephen C. Kiely	$30,000	$15,000	$14,250	$59,250	$57,248	$116,498
Frank L. Lederman	$35,000	$7,500	$19,250	$61,750	$64,502	$126,252
Sally G. Narodick	$25,000	—	$16,750	$41,750	$40,250	$82,000
Daniel C. Regis	$30,000	$10,000	$21,750	$61,750	$61,252	$123,002
Stephen C. Richards	$30,000	—	$23,000	$53,000	$50,502	$103,502

(1)	Amounts in this column represent the fair value of the restricted stock awards granted on June 9, 2010 calculated by multiplying the market price of our common stock on the date of grants by the number of shares awarded, disregarding any adjustments for estimated forfeitures. The amount any director realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold, and there is no assurance that any director will realize amounts at or near the values shown. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2010 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	The following table provides additional information about non-employee director equity awards, including the stock awards made to non-employee directors during 2010 and the number of stock options and shares of restricted stock held by each non-employee director on December 31, 2010:

	Restricted Shares Granted in 2010(1)	Stock Options Outstanding December 31, 2010(2)	Restricted Stock Awards Outstanding December 31, 2010
William C. Blake	7,023	5,000	11,883
John B. Jones, Jr.	8,730	—	14,389
Stephen C. Kiely	11,168	—	17,359
Frank L. Lederman	12,583	—	20,106
Sally G. Narodick	7,852	—	14,576
Daniel C. Regis	11,949	—	20,803
Stephen C. Richards	9,852	—	17,375

(1)	Pursuant to the policy described under “Equity Compensation — Restricted Stock Awards” above, on June 9, 2010, we granted to each non-employee director shares of restricted stock, half of which vest on June 9, 2011, and half of which vest on June 9, 2012.

(2)	All stock options shown are fully vested.

EXECUTIVE OFFICERS

The following table lists our executive officers, who will serve in the capacities noted until their successors are duly appointed and qualified, and their respective ages as of April 4, 2011:

Name	Age	Position
Peter J. Ungaro	42	President and Chief Executive Officer
Brian C. Henry	54	Executive Vice President and Chief Financial Officer
Barry C. Bolding	50	Vice President Cray Products Group and Corporate Marketing
Charles D. Fairchild	42	Vice President, Corporate Controller and Chief Accounting Officer
Larry W. Hoelzeman	49	Vice President Worldwide Sales
Wayne J. Kugel	43	Senior Vice President Operations and Customer Support
Charles A. Morreale	49	Vice President Custom Engineering
Michael C. Piraino	43	Vice President, General Counsel and Corporate Secretary
Steven L. Scott	45	Senior Vice President and Chief Technology Officer
Margaret A. Williams	52	Senior Vice President Research & Development

Peter J. Ungaro has served as Chief Executive Officer and as a member of our Board of Directors since August 2005 and as President since March 2005. He previously served as Senior Vice President responsible for sales, marketing and services from May 2004 and before then served as Vice President responsible for sales and marketing when he joined us in August 2003. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM since April 2003. Prior to that assignment, he was IBM’s Vice President, Worldwide HPC Sales, a position he held since February 1999. He also held a variety of other sales leadership positions since joining IBM in 1991. Mr. Ungaro received a B.A. from Washington State University.

Brian C. Henry has served as Executive Vice President and Chief Financial Officer since joining us in May 2005. Mr. Henry previously served as Executive Vice President and Chief Financial Officer of Onyx Software Corporation, a full suite customer relationship management company, which he joined in 2001. He previously served from 1999 to 2001 as Executive Vice President and Chief Financial Officer of Lante Corporation, a public internet consulting company focused on e-markets and collaborative business models. From 1998 to 1999 he was Chief Operating Officer, Information Management Group, of Convergys Corporation, which he helped spin-off from Cincinnati Bell Inc., a diversified service company where he served as Executive Vice President and Chief Financial Officer from 1993 to 1998. From 1983 to 1993 he was with Mentor Graphics Corporation in key financial management roles, serving as Chief Financial Officer from 1986 to 1993. Prior to that, Mr. Henry worked for Deloitte & Touche LLP as a CPA. Mr. Henry received a B.S. from Portland State University and an M.B.A. from Harvard University where he was a Baker Scholar.

Barry C. Bolding serves as Vice President, Products Division and Corporate Marketing, overseeing product management, applications, benchmarking and corporate and product marketing for Cray’s entire range of high performance computing solutions. Prior to his appointment as Vice President in January 2009, Dr. Bolding was Cray’s Director of Product Marketing where he analyzed future products and developed long-term strategies. Over the course of his career, Dr. Bolding has worked with key customers in government, academia and commercial markets and held positions as a scientist, applications specialist, systems architect and presales product and marketing manager. He first joined Cray Research, Inc. in 1992 and has held subsequent positions with Network Computing Services and IBM. Dr. Bolding holds a B.S. in chemistry from the University of California at Davis and a Ph.D. in chemical physics from Stanford University.

Charles D. Fairchild has served as Vice President, Corporate Controller and Chief Accounting Officer since joining us in May 2010. Mr. Fairchild previously served as Chief Financial Officer for Radiant Research and spent 14 years at Deloitte & Touche LLP. Mr. Fairchild received a B.A. in Business Administration and an M.B.A. from the University of Washington.

Larry W. Hoelzeman has served as Vice President, Worldwide Sales since January 2011. Mr. Hoelzeman previously served as Vice President of Sales, North America since 2006. A 23-year veteran in the high computing industry, Mr. Hoelzeman has served in a variety of sales and presales roles at Cray Research, Inc., Silicon Graphics, Inc. and Cray. Mr. Hoelzeman received a B.S. in computer science from the University of Central Arkansas.

Wayne J. Kugel serves as Senior Vice President Operations and Customer Support responsible for operations, customer service, enterprise risk management and product life cycle management. He joined us in 2001, and through 2005 he served as program director for the Red Storm supercomputer program and its commercial successor, the Cray XT3 system. He was named Vice President responsible for operations in 2005 and promoted to Senior Vice President in May 2009. From 1995 through 2001, Mr. Kugel held various positions for IBM Business Intelligence, including serving as the leader of the worldwide Enterprise Customer Analytics group. From 1991 through 1995, he held a variety of information technology development and leadership roles for Carlson Marketing Group. Mr. Kugel received a B.A. from the University of Wisconsin, Eau Claire.

Charles A. Morreale serves as Vice President Custom Engineering responsible for custom engineering. He most recently served as our Vice President responsible for central and field service and benchmarking organizations from April 2005 through January 2009. From March 2004, when he first joined us, until April 2005, he served as Director of Worldwide Sales Support. From 2001 to 2004, he was with IBM as an HPC Sales Executive responsible for worldwide HPC sales activities in the Life Sciences segment. From 1984 to 2001, he held a variety of positions at Cray Research, Inc. and Silicon Graphics, Inc., starting as a programmer analyst and ending as the Northeast Territory Sales Account Manager. He received a B.S. from The College of New Jersey.

Michael C. Piraino serves as Vice President, General Counsel and Corporate Secretary responsible for legal and human resources. He joined us in October 2009. Prior to joining us, from October 2007 to September 2009, he served with the Seattle office of the law firm Fenwick & West LLP (and a predecessor firm), where his practice focused on corporate finance and securities. From October 2006 to June 2007, Mr. Piraino served with the Exbiblio family of companies in various positions, including Chief Executive Officer. From May 1999 to October 2006, he served with WatchGuard Technologies, Inc. in various roles, including Vice President, General Counsel and Secretary, and from October 1995 to May 1999 he served with the law firm Perkins Coie LLP. Mr. Piraino began his career as a propulsion engineer at The Boeing Company. He holds a B.S. in aeronautical and astronautical engineering from Purdue University and a J.D., magna cum laude, from the Seattle University School of Law.

Steven L. Scott has served as Senior Vice President since September 2005. He originally served as an employee, having joined Cray Research in 1992, through mid-July 2005, and rejoined us in September 2005. He was named as Chief Technology Officer in October 2004 and then again in September 2005. He is responsible for defining the integrated infrastructure that will drive our next generation of supercomputers. Prior to his appointment as Chief Technology Officer, Dr. Scott held a variety of technology leadership positions. He was formerly the chief architect of the Cray X1 system and was instrumental in the design of the Cray XT, Cray XE and follow-on “Cascade” systems. Dr. Scott holds 27 U.S. patents in the areas of interconnection networks, cache coherence, synchronization mechanisms and scalable parallel architectures. Dr. Scott has served on numerous program committees and as an associate editor for the IEEE Transactions on Parallel and Distributed Systems, and is a noted expert in HPC architecture and interconnection networks. In 2005 he was the recipient of both the Seymour Cray Computing Award from the IEEE Computer Society and the Maurice Wilkes Award from the Association of Computing Machinery. He received a B.S. in electrical and computing engineering, an M.S. in computer science and Ph.D. in computer architecture, all from the University of Wisconsin where he was a Wisconsin Alumni Research Foundation and Hertz Foundation Fellow.

Margaret A. “Peg” Williams is Senior Vice President Research and Development responsible for our software and hardware research and development efforts, including our current and future products and projects. Dr. Williams joined us in May 2005. From 1997 through 2005, she held various positions with IBM, including Vice President of Database Technology and Director and then Vice President of HPC Software and AIX Development. She also led the user support team at the Maui High Performance Computing Center from 1993 through 1996. From 1987 through 1993, Dr. Williams held various positions in high performance computing software development at IBM. Dr. Williams holds a B.S. in mathematics and physics from Ursinus College and an M.S. in mathematics and a Ph.D. in applied mathematics from Lehigh University.

COMPENSATION OF THE EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion describes the material elements of compensation for fiscal 2010 for our executive officers identified in the “Summary Compensation Table” below (the “Named Executive Officers”).

In this discussion, we discuss fiscal 2010 corporate performance, cover our compensation philosophy and objectives for fiscal 2010, review the components of our compensation program and describe the process we followed in determining executive compensation for fiscal 2010 and present a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of the Named Executive Officers for fiscal 2010. In addition, we describe post-2010 compensation governance changes we have implemented with respect to 280G gross-up payments, CEO and director stock ownership, “clawback” of compensation in the event of a financial restatement and the elimination of share recycling from our equity compensation plans.

2010 Corporate Performance

We believe that it is critical to both our short and long term success that our compensation policies, plans and programs be closely correlated with our corporate performance. The following illustrate three areas of corporate performance in fiscal 2010 that we believe are important indicators of the effectiveness of that correlation in fiscal 2010.

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Revenue.    We grew revenue for the third straight year, reporting record revenue of $319.4 million for the year ended December 31, 2010. The increase in revenue was principally due to the release of the Cray XE6 systems in 2010 and increased Custom Engineering revenue both of which were strategic goals for fiscal 2010. As further described below, the achievement of a specified predetermined revenue goal was a significant factor in determining the target and actual total compensation of our Named Executive Officers in fiscal 2010.

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Adjusted Operating Income.    We utilize the achievement of a specified level Adjusted Operating Income as a significant component of target and actual total compensation because we believe it rewards both controlling expenses and increasing gross profit contributions toward our goal of sustained profitability. For the year ended December 31, 2010, Adjusted Operating Income was $28.3 million. In 2009, Adjusted Operating Income was defined to also “add back” non-cash stock compensation expense. In 2010, non-cash stock compensation expense was not added back to reported operating income. Measured in accordance with the 2010 definition of Adjusted Operating Income, Adjusted Operating Income for the year ended December 31, 2009 would have been $7.7 million.

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Positive Net Income.    We reported net income of $15.1 million or $0.44 per share for the year ended December 31, 2010, as compared to the net losses we reported in the prior four fiscal years. While we do not use a predetermined net income goal as an actual component of target and actual total compensation for our Named Executive Officers, we believe profitability is a critical corporate goal and achieving profitability in fiscal 2010 is indicative of the impact that our compensation programs and policies can have on overall corporate performance.

We achieved these results not only because we executed our business plan successfully and strengthened our product and service offerings, but because of the continued extraordinary performance of our outstanding employees, including our Named Executive Officers. Maintaining these results, positioning ourselves for future successes and further enhancing long-term shareholder value will require that we continue to attract, retain and motivate our workforce effectively.

Summary of Compensation Discussion and Analysis

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Philosophy and Objectives.    We offer technology-differentiated products and services that require a highly educated, specialized and sought-after workforce and often involve long development cycles. In light of these challenges, our compensation philosophy is to provide and effectively implement policies, plans and programs designed to attract, retain and motivate the workforce required for us to achieve our performance goals, including strategic, tactical and financial ones, and create long-term value for our shareholders.

•	Compensation Components and Purposes. The major elements of our compensation programs are:

•	Base Salaries — To provide fixed compensation to attract and retain the best employees at all levels;

•	Short-Term Incentives — To motivate and reward achievement of and significant progress related to our critical performance goals, including tactical, strategic and financial goals;

•	Long-Term Incentives — To encourage recipients to focus on creating long-term shareholder value and to provide a significant retention incentive;

•	Employee Benefits — To meet the health and welfare needs of our employees and their dependents; and

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Severance Policy and Change of Control Agreements — To attract and retain officers and to encourage officers to remain focused and engaged in the event of rumored or actual fundamental corporate changes and during any corporate transition.

•

The Executive Compensation Process.    After reviewing our corporate goals, business plan and objectives for the year and analyses from independent compensation consultants, and in consultation with our Chief Executive Officer, when appropriate, the Compensation Committee determines base salary, the level of target awards under our annual cash incentive plan, including the “balanced scorecard” goals and objectives described below, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during that year. For its 2010 compensation decisions, the Compensation Committee considered the Towers Watson analyses described below to frame the overall total compensation approach and general market competitiveness. The Compensation Committee, however, did not benchmark to a specified level of compensation in the surveys or the peer companies. The Compensation Committee also considered the roles, responsibilities and specialized expertise of the Named Executive Officers, including our Chief Executive Officer, and that competition for our Named Executive Officers generally comes from much larger companies with significantly greater resources.

•	Analysis of 2010 Compensation Determinations.

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Overview — Total Target Compensation — Given our operational and financial performance in 2009 and earlier, and in light of the Towers Watson analysis and other factors described in this Proxy Statement, the Compensation Committee, with respect to 2010 compensation for our Named Executive Officers:

•	Maintained base salaries for our Named Executive Officers at levels that were set in 2009;

•

Maintained their respective target bonus awards (as a percentage of base salary) under the balanced scorecard component of our annual cash incentive plan from 2009 levels, which target awards have not been changed since 2006;

•	Discontinued an additional component of our annual cash incentive plan based on achieving a specified level of Adjusted Operating Income (as defined below); and

•	Granted long-term equity awards in the form of stock options and restricted stock to each Named Executive Officer.

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Base Salary — In light of the increases in base salary that were implemented in 2009, the Compensation Committee considered the current base salaries of our Named Executive Officers to be appropriate and did not make any changes in 2010.

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Annual Cash Incentive Compensation Plan — For 2010, the annual cash incentive plan for our senior officers, including all Named Executive Officers, utilized a balanced scorecard, which in turn was based on quantitative financial and qualitative operational goals, consistent with prior years. Unlike 2009, there was no opportunity for an additional cash incentive payment for the Named Executive Officers if we achieved a minimum amount of Adjusted Operating Income for 2010, although it remained a significant component of the scorecard and the failure to achieve a minimum amount of Adjusted Operating Income would also materially reduce the total possible cash incentive payment. We elected to discontinue the additional Adjusted Operating Income component of our annual cash incentive plan because we believed the Adjusted Operating Income components of our balanced scorecard for 2010 created the appropriate incentives for earnings-related performance. Although the Compensation Committee had the discretion to modify cash incentive awards under the plan notwithstanding the achievement of any stated goal, it elected not to do so.

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Long-Term Equity Awards — In order to provide longer-term performance and retention incentives, we generally grant stock options with ten-year terms and four-year vesting schedules, with exercise prices equal to 100% of grant date fair market value (determined by the most recent closing price for our common stock prior to the date of grant). We also grant restricted stock with vesting dependent on continued employment, generally with four-year vesting schedules, with half of the granted shares vesting after two years and the balance vesting after four years. The value of the 2010 equity grants to the Named Executive Officers was in the range of approximately 25% to 44% of their respective total target compensation.

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Post-2010 Compensation Governance Changes.    As part of its 2011 annual review of our compensation practices and policies, the Compensation Committee recommended to the Board, and the Board subsequently implemented, a series of governance changes that will affect the future compensation of our Named Executive Officers. These changes did not influence the specific decisions the Compensation Committee made with respect to the compensation of our Named Executive Officers for fiscal 2010. Nonetheless, we believe they are illustrative of the continued desire of our leadership, including our Board and Compensation Committee, to adopt and implement new compensation practices which strengthen and enhance the effectiveness of our overall compensation programs and further create a strong correlation between our performance and the compensation of our Named Executive Officers. Specifically, we adopted new policies prohibiting new 280G gross-up obligations and requiring removal of any such provision in an agreement that is amended for specified reasons, imposing CEO (at least 3x based on 2010 year-end stock price) and director (at least 5x based on 2010 year-end stock price) stock ownership requirements, addressing “clawback” of compensation in the event of a financial restatement and eliminating share recycling from our equity compensation plans.

Philosophy and Objectives

We offer technology-differentiated products and services that require a highly educated, specialized and sought-after workforce and often involve long development cycles. In light of these challenges, our compensation philosophy is to provide and effectively implement policies, plans and programs designed to attract, retain and motivate the workforce required for us to achieve our strategic as well as tactical goals and create long-term value for our shareholders. To assist in these efforts, our compensation program has the following objectives:

•	To provide effective compensation and benefit programs that are competitive both within our industry and with other relevant organizations with whom we compete for employees;

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To encourage and reward behaviors that ultimately contribute to the achievement of organizational goals that increase long-term shareholder value without encouraging unbalanced short-term focus or inappropriate risk taking, thus fostering an innovative, high-performance culture;

•	To align the interests of employees with the long-term interests of our shareholders; and

•	To provide a work environment that promotes integrity in all we do, innovation and excellence in execution, teamwork and respect for the individual.

Compensation Program Components and Purposes

We believe the components of our compensation program described below provide an appropriate mix of fixed and variable pay, balance incentives for short-term operational performance with long-term increases in shareholder value, reinforce an innovative, high-performance culture and encourage recruitment and retention of our employees and officers. As employees assume greater levels of responsibility, an increasing proportion of their compensation is linked to performance. We review our compensation program periodically and make adjustments as needed or appropriate in order to meet our objectives. We have described below the principal components of our compensation program and the purpose of each component.

•	Base Salaries — To provide a fixed compensation to attract and retain the best employees at all levels

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Base pay opportunities for all positions are determined based on appropriate competitive reference points from salary surveys and other sources, internal responsibilities and each employee’s experience, qualifications, performance and potential impact within our organization.

•	Short-Term Incentives — To motivate and reward achievement of and significant progress related to critical, tactical, strategic and financial goals

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Consistent with competitive practices, virtually all employees should have a portion of targeted total compensation at risk, contingent on performance relative to corporate, team and individual objectives. Employees should share in rewards when mutual efforts contribute to outstanding overall results.

•	Long-Term Incentives — To encourage recipients to focus on creating long-term shareholder value and to provide a significant retention incentive in the face of retention challenges

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Key decision-makers and others in critical positions should have a meaningful portion of their total compensation opportunity linked to our success in or progress towards meeting our long-term objectives and increasing shareholder value.

•	Significant retention incentives are necessary to retain a highly educated, specialized and sought-after leaders, particularly in competition with companies with significantly greater resources.

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Option grants encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits our shareholders; and when the market price for the underlying common stock is higher than the exercise prices of stock options that are not fully vested, those options provide a retention incentive.

•	Employee Benefits — To meet the health and welfare needs of our employees and their dependents

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We assist employees in meeting important needs such as retirement income, affordable health care, survivor income, disability income, time-off and other needs through company-sponsored programs that promote good health and financial security and provide employees with reasonable flexibility in meeting their individual needs.

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We do not provide to the Named Executive Officers or our other senior officers any deferred compensation or special retirement or pension plans or perquisites that are not available to our employees generally.

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Severance Policy and Change of Control Agreements — To attract and retain officers and to encourage officers to remain focused and engaged in the event of rumored or actual fundamental corporate changes and during any corporate transition

•	We provide continuation of compensation and benefits to certain officers if they are terminated without Cause or resign for Good Reason, as those terms are defined in our policies and agreements.

The Executive Compensation Process

Role and Authority of the Compensation Committee

The current members of the Compensation Committee are Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. The Compensation Committee and the Board have determined that each individual who served on the Compensation Committee in 2010 and each current member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the IRC. During 2010, the Compensation Committee met in person or by telephone five times.

The Compensation Committee assists our Board in fulfilling its responsibilities for the oversight of our compensation policies, plans and benefit programs, the compensation of our Chief Executive Officer and other senior officers, and the administration of our equity compensation plans. After reviewing competitive market data, expectations for the position, our corporate goals, business plan and objectives for the year and our prior performance, the Compensation Committee determines base salary, the level of target awards under our annual cash incentive plan, including the balanced scorecard goals and objectives, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during that year. The Compensation Committee has the authority to determine the annual compensation for our senior officers, other than for the Chief Executive Officer. The Compensation Committee evaluates the performance of and recommends the compensation of our Chief Executive Officer to the full Board.

Role of the Chief Executive Officer and Management

The Compensation Committee confers regularly with Mr. Ungaro, our Chief Executive Officer, and other senior officers and members of our Human Resources department regarding the structure and effectiveness of our compensation plans and proposals for changes to our compensation programs. As members of our Board, Compensation Committee members obtain information regarding our tactical and strategic objectives, goals, operational and financial results, our annual financial plan and the outlook regarding our future performance. The Compensation Committee meets in executive session two times each year with Mr. Ungaro to review his performance and his evaluation of the performance of other senior officers and annually to review his recommendations for the compensation of the other senior officers, including the other Named Executive Officers. Mr. Ungaro’s recommendations cover base salary, the structure of the annual cash incentive plan, including target awards and performance goals and objectives for each senior officer and the level and form of equity grants.

Role of Compensation Consultants

In September 2009, the compensation firm of Towers Watson was retained by the Compensation Committee to update a review it conducted in 2007 of our compensation programs for senior officers and to advise the Compensation Committee regarding total compensation philosophy and provide continuing insight into and education on executive compensation trends and practices. The Compensation Committee actively seeks an independent broad view of current compensation levels, practices and programs, particularly in the high-technology industry. The historical recommendations made in 2007 have been used by the Compensation Committee as a framework for its decisions regarding compensation for the Named Executive Officers and other senior officers for 2008 and 2009. The Compensation Committee utilized the results of this 2009 updated review when making compensation decisions for 2010. Towers Watson reported directly to the Compensation Committee and has not performed any services for our management either prior to or since its engagement by the Compensation Committee.

Benchmarking and Other Factors

For its 2010 compensation decisions, the Compensation Committee considered the 2009 Towers Watson recommendations to frame the overall total compensation approach and general market competitiveness. The Compensation Committee relied on data from the 2009 Radford Executive Compensation Survey to estimate market values for the components of total direct compensation. The Compensation Committee considered other sources, but Radford data provided the best matches for the executive positions and had the greatest observation points.

As in previous years, the Compensation Committee, in making specific decisions regarding each Named Executive Officer’s compensation, also considered Mr. Ungaro’s recommendations described above regarding our other senior officers and factors such as the internal and external relative parity among senior management, the experience and performance of individual officers, their current compensation levels, their potential impact within our Company and the reasonableness of the officer’s compensation in light of our compensation objectives and our operational and financial performance. Historically, we have had a relatively flat salary structure for our senior officers, with the significant differences in total compensation among the senior officers being reflected in short-term cash and long-term equity incentive awards. This approach helps us manage our fixed costs and yet provides the potential for higher compensation levels based on performance-dependent, short-term and long-term incentives.

The Compensation Committee recognized that competition for most of our Named Executive Officers, including Mr. Ungaro, generally comes from much larger companies with significantly greater resources, whether in the high-performance computing industry or other technology companies, for which directly comparable compensation information may not be publicly available. The Compensation Committee also believes that for technical and engineering positions, there are less consistently defined positions across technology companies so that the survey and peer group compensation information is less directly applicable to them, and that each of these officers has significant high-performance computing experience and achievements and roles not reflected in general survey and peer group analyses. The Compensation Committee also supplemented the 2009 Towers Watson specific compensation information with its collective experience, judgment and trending assumptions to establish the 2010 compensation for the Named Executive Officers and other senior officers.

2010 Compensation Determinations

Overview — Total Target Compensation

The Compensation Committee adopted a total target compensation approach for our Named Executive Officers and other senior officers that framed its decisions covering:

•	Base salary;

•	Target awards under our annual cash incentive plan; and

•	Long-term equity grants of stock options and restricted stock.

Given our operational and financial performance in 2009 and earlier and in light of the 2009 Towers Watson analysis and other factors described in this Proxy Statement, the Compensation Committee, with respect to 2010 compensation for our Named Executive Officers:

•	Maintained base salaries for our Named Executive Officers at levels that were set in 2009;

•

Maintained their respective target bonus awards (as a percentage of base salary) under the balanced scorecard component of our annual cash incentive plan from 2009 levels, which target awards have not been changed since 2006;

•	Discontinued an additional component of our annual cash incentive plan based on achieving a specified level of Adjusted Operating Income (as defined below); and

•	Granted long-term equity awards in the form of stock options and restricted stock to each Named Executive Officer.

As a result of these decisions, approximately 55% to 65% of the total 2010 target compensation for our continuing Named Executive Officers (except for Mr. Ungaro) was performance-based and reliant on organizational and individual performance. For Mr. Ungaro, 77% of his total target compensation was performance-based and reliant on organizational and individual performance.

The Compensation Committee believes that the overall structure of the compensation for the Named Executive Officers is in furtherance of our compensation philosophy and objectives in providing, within our means and for our industry, competitive total target compensation with sufficient base salaries coupled with a significant proportion of the total target compensation based on performance and at risk, including a meaningful proportion that is equity-based, to align the officers’ interests with those of our shareholders and provide a strong retention and performance incentive.

Base Salary

The Compensation Committee uses a salary structure based on market data as a tool to estimate competitive base salaries. The positions are first placed in a band in the salary structure based on competitive market data. With Mr. Ungaro’s assistance, each executive officer (except for Mr. Ungaro himself) is assigned a position in that range of the salary band according to experience, qualifications, performance and the particular impact the role can have within the Company. The base salary associated with the assigned location of the position in the salary band is considered an estimate of competitive market value. Actual salaries of Named Executives Officers were generally at or slightly below the estimated market value of the position derived by using the salary structure tool based on competitive market data.

Based on this and in light of increases in base salary that were implemented in 2009, the Compensation Committee considered the current base salaries of our Named Executive Officers to be appropriate and did not make any changes in 2010.

Annual Cash Incentive Compensation Plan

Our annual cash incentive plan is an important element of the compensation program for all of our employees, including the Named Executive Officers. This annual cash incentive plan provides performance-based cash incentives based on our performance and individual performance against specific targets, with the purpose of motivating and rewarding achievement of our critical, tactical, strategic and financial goals. For 2010, the annual cash incentive plan for our senior officers, including all Named Executive Officers, was based on a balanced scorecard award plan which in turn was based on quantitative financial and qualitative operational goals, consistent with prior years, except that it no longer included a potential additional payment for the Named Executive Officers and certain other senior officers if we achieved a specified level of Adjusted Operating Income because we believed the Adjusted Operating Income components of our balanced scorecard for 2010 created the appropriate incentives for earnings-related performance. These awards were payable only if the specified performance objectives were achieved. As a matter of retention, officers must in most circumstances continue to be employed by us when the awards are paid, generally in early March following the applicable year, in order to receive the cash payments.

Based on the benchmarking data, the target awards as a percentage of base salary were considered to be consistent with the competitive market data findings, except for Mr. Ungaro (whose target award was not changed in 2010). The Compensation Committee determined not to decrease his incentive plan target award as his current target award put Mr. Ungaro’s total compensation in the range that the Compensation Committee believed appropriate and the Compensation Committee believed that comparisons with the market data were not sufficient to determine appropriate compensation for our Chief Executive Officer, who must lead us in competition against much larger companies such as IBM and Hewlett-Packard, and as a result of the Compensation Committee’s continued high rating of Mr. Ungaro’s performance. Further, the Compensation Committee wanted a greater proportion of Mr. Ungaro’s compensation to be at risk and based on performance, thus emphasizing the incentive nature of his compensation, and the Compensation Committee further believed that the incentive plan targets contained rigorous thresholds that must be met before the target awards could be earned, which thresholds had prevented incentive plans awards being paid in previous years.

Annual Cash Incentive Compensation Targets

The following table shows the 2010 target award amount for each Named Executive Officer regarding our annual cash incentive plan:

Named Executive Officers	Title	Target Award As % of Base Salary
Peter J. Ungaro	President and Chief Executive Officer	150%
Brian C. Henry	Executive Vice President and Chief Financial Officer	60%
Margaret A. Williams	Senior Vice President Research and Development	60%
Steven L. Scott	Senior Vice President and Chief Technology Officer	50%
Wayne J. Kugel	Senior Vice President Operations and Customer Support	50%
Ian W. Miller*	Former Senior Vice President Productivity Solutions Group and Marketing	100%

*	Mr. Miller’s employment with us terminated effective August 14, 2010. Actual payments made to Mr. Miller related to our 2010 annual cash incentive plan were made in accordance with our Executive Severance Policy in effect on August 14, 2010.

Balanced Scorecard Awards

The following is a description of the balanced scorecard component and goals for Named Executive Officers:

General Conditions.    The minimum percentage achievement for each balanced scorecard goal was 25% (at the “Threshold” target — below the Threshold target achievement was set at 0%) and the maximum was 150% (at the “Stretch” target). Subject to the caps described below, the achievement for each balanced scorecard goal was added based on the weighting of that particular goal for the individual to determine an overall balanced scorecard percentage payout. Without achieving a positive Adjusted Operating Income, the maximum aggregate balanced scorecard percentage payout was capped at 12.5%. The maximum aggregate balanced scorecard percentage payout was also capped at 25% above the Adjusted Operating Income percent achievement (for example, if the Adjusted Operating Income percent achievement was 40%, overall balanced scorecard percentage payouts would be capped at 50% regardless of achievement against other goals). Finally, the maximum aggregate balanced scorecard percentage payout was capped at 100% unless we achieved at least $280 million in Product and Custom Engineering Bookings, as defined below, in 2010 in order to emphasize the need for revenue over a term longer than 2010 and to replace the revenue anticipated to be recognized in 2010.

Balanced Scorecard Goals.    In setting 2010 performance goals for the annual cash incentive plan, the Compensation Committee set performance goals weighted differently for each Named Executive Officer, depending on their areas of responsibility and the factors on which they have the most influence. Each Named Executive Officer had one or more of the following quantitative financial goals for 2010 as set out in the following table. If actual results fell between the specified points in the table but above the Threshold target, a resulting percentage could, at the discretion of the Compensation Committee, be interpolated. All dollar figures are in millions.

Measurement	Threshold (25%)	(65%)	Target (100%)	Stretch (150%)
2010 Revenue	$285	$310	$325	$360
2010 Revenue from Strategic Initiatives	$ 65	$ 80	$ 85	$100
Adjusted Operating Income	$ 7	$ 18	$ 28	$ 47
Leadership Goals	Meets Some Expectations	Meets Expectations	Fully Meets / Sometimes Exceeds Expectations	Exceeds Expectations

The Compensation Committee selected the foregoing financial measurement factors for the following reasons:

•	2010 Revenue to emphasize the importance of improving our overall financial performance and expanding our market share by increasing the sale of our product and services.

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2010 Revenue from Strategic Initiatives to emphasize the importance of our strategic initiatives — Custom Engineering services and sales of the Cray CX and XTm systems — to our 2010 overall financial performance, as well as their importance in diversifying our revenue base to include additional revenue derived from outside our core market, which the Board believes has long-term strategic value.

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Adjusted Operating Income (defined as our reported operating income after adding back annual cash incentive plan payments, non-cash accounting charges and restructuring changes or impairment costs) to reward both controlling expenses and increasing gross profit contributions toward our goal of sustained profitability. This factor was changed from 2009 primarily to eliminate non-cash stock compensation as an “add back” and, as a result, the increase in this target from 2009 to 2010 was more significant than the numerical change reflected in the balanced scorecard would otherwise indicate.

In addition, the Named Executive Officers responsible for technical areas had similar quantitative financial goals and qualitative product development and marketing goals for the year, weighted as appropriate for their respective areas of responsibility, and each Named Executive Officer had qualitative leadership goals.

Individual Balanced Scorecards.    The 2010 scorecards for each Named Executive Officer are described below:

Peter J. Ungaro — As our President and Chief Executive Officer, Mr. Ungaro’s scorecard was based on our overall financial performance and most heavily weighted on Adjusted Operating Income, with weightings of 15% for 2010 revenue, 15% for revenue from strategic initiatives, 50% for Adjusted Operating Income and 20% for leadership goals. Mr. Ungaro’s leadership category included strategy development and execution goals, which included growing our market share, specific product development goals, maintaining a healthy financial position and SEC/Sarbanes-Oxley compliance.

Brian C. Henry — As our Executive Vice President, Chief Financial Officer and head of IT, Mr. Henry’s scorecard was based on our overall financial performance and most heavily weighted on Adjusted Operating

Income, with weightings of 15% for 2010 revenue, 15% for revenue from strategic initiatives, 50% for Adjusted Operating Income and 20% for leadership goals. Mr. Henry’s leadership goals included goals relating to cash management, improving our long-term business model and our overall competitiveness, capital expenditure levels, SEC/Sarbanes-Oxley compliance, succession planning within the finance department, finance and IT department budget management, hiring initiatives, sales team assistance on specified matters and specific IT process enhancements.

Margaret A. Williams — As our Senior Vice President responsible for research and development, Dr. Williams’ scorecard was weighted 30% for specific product development achievements, 15% for engineering budget management, 35% for Adjusted Operating Income and 20% for leadership goals. Dr. Williams’ leadership goals included advancing succession planning for key positions within the research and development group, improving product quality and reliability, planning, designing and implementing specific development goals, obtaining approval of specific Defense Advanced Research Projects Agency (“DARPA”) High Productivity Computing Systems (“HPCS”) program milestones, and successful implementation of improved processes and methodologies across the research and development group.

Steven L. Scott — As our Senior Vice President and Chief Technology Officer, Dr. Scott’s scorecard was weighted across several factors, with 10% for 2010 revenue, 15% for revenue from strategic initiatives, 50% for Adjusted Operating Income and 25% for leadership goals. Dr. Scott’s leadership goals included defining our long-term product roadmap, supporting our Custom Engineering unit in developing new business, providing technical leadership to our Cascade program and the DARPA HPCS project, managing our principal engineer program and corporate technology board and using the team to assist in key technical directions, working with our government programs office to obtain increased governmental research and development support, supporting Dr. Williams in achieving budget and development targets and adding software-focused expertise to the Chief Technology Officer.

Wayne J. Kugel — As our Senior Vice President responsible for operations and customer support, Mr. Kugel’s scorecard was weighted 20% for customer support gross margin, 20% for 2010 product gross profit, 40% for Adjusted Operating Income and 20% for leadership goals. Mr. Kugel’s leadership goals included continuing the roll-out of enterprise risk management, advancing succession planning for key positions within the organization, managing the overall budget of his team, supporting Cray’s product and process quality initiatives and meeting certain product availability goals, attaining certain revenue threshold for certain Company initiatives, establishing long-term strategies for global operations and maintaining SEC/Sarbanes-Oxley and export compliance.

Ian W. Miller — Until his departure from Cray on August 14, 2010, Mr. Miller was our Senior Vice President responsible for Productivity Solutions Group and Marketing. Mr. Miller’s original scorecard was most heavily weighted to specific sales and marketing goals, with 40% for Cray CX system revenue and margin, 40% for Adjusted Operating Income and 20% for other specific Productivity Solutions Group and marketing goals. Mr. Miller’s Productivity Solutions Group and marketing goals included advancing succession planning and building management skills within marketing, supporting other business efforts, managing the marketing budget and corporate events, developing and deepening marketing relationships with certain partners and building the Cray brand. Pursuant to the Company’s Executive Severance Policy then in effect, Mr. Miller’s 2010 bonus would be solely based on “the most significant Company operating measure(s) used in the Company’s annual cash incentive plan.” The Company considered this to be Adjusted Operating Income and as a result, Mr. Miller’s 2010 bonus payout was based solely on the Company’s attainment of this metric (which was 100.7% although it was subject to the otherwise applicable caps and because the Company did not achieve its product and custom engineering bookings target, Mr. Miller’s 2010 bonus attainment was capped at 100%).

For 2010, the percentage achievement for each of the Adjusted Operating Income, 2010 Revenue and 2010 Revenue from Strategic Initiatives goals was 100.7%, 86.9% and 46.6%, respectively. It was determined that Mr. Ungaro attained 95%, Messrs. Henry and Kugel each attained 90% and Drs. Williams and Scott each attained 100% of their leadership goals under the 2010 cash incentive plan. Additionally, Dr. Williams had two product development-related goals that were weighted 20% and 10% of her individual balanced scorecard total. Dr. Williams’ attainment against these two product development-related goals was determined to be 100% for each goal.

Because the Company did not achieve the product and custom engineering bookings target (the Company achieved over 95% of the target, however), total 2010 bonus achievement was capped at 100%.

The Compensation Committee has the right to adjust the formula incentive award for each officer based on their judgment as to the officer’s individual performance. No 2010 awards to officers were adjusted for individual performance.

Difficulty of Performance and Net Income Targets

We believe that the Compensation Committee and the Board have historically set performance targets for our annual cash incentive plan that are achievable, but require significant effort to be met, with annual incentive awards at target being at substantial risk and incentive awards above target being very difficult to realize. In the past ten years, we paid no cash incentive awards for 2001, 2004, 2005 or 2007, paid at-target awards for 2006, paid above-target awards for 2002, 2003 and 2008 and paid below-target awards for 2009 and 2010.

Long-Term Equity Awards

We grant stock options and restricted stock for certain new hires, principally for senior manager and officer positions and generally on an annual basis as part of the total target compensation plan for the Named Executive Officers and other senior officers. In accordance with our compensation philosophy and objectives described above, these grants are designed to:

•	Align the interest of recipients with our shareholders;

•	Motivate and reward recipients to increase shareholder value over the long-term;

•	Provide a significant proportion of their total target compensation at risk subject to future performance; and

•	Provide a retention incentive.

As noted earlier, in the past several years we have recruited a number of key senior officers and through that process have learned that the available talent pool in our industry is limited and that candidates and our officers have significant other opportunities. Given these circumstances, the Compensation Committee has emphasized the retention nature of equity awards to keep our senior management team in place. For this reason and due to the difficulty in designing appropriate performance criteria that remained operative over several years, the Compensation Committee considered but did not add specific performance criteria to any of the 2010 equity grants. The Compensation Committee has undertaken to continue to review whether to add performance criteria to at least part of future equity grants.

In order to provide longer-term performance and retention incentives, we generally grant stock options with ten-year terms and four-year vesting schedules, with exercise prices equal to 100% of grant date fair market value (determined by the most recent closing price for our common stock prior to the date of grant). As financial gain from stock options depends on increases in the market price for our common stock after the date of grant, we believe option grants encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits all of our shareholders. In addition, when the market price for the underlying common stock is higher than the exercise prices of stock options that are not fully vested, those options provide a retention incentive. Stock options, however, represent a high-risk and potential high-return component, as the realizable value, and consequently the retention incentive, of each option can fall to zero if the market price for the underlying common stock falls below the exercise price.

We grant restricted stock with vesting dependent on continued employment, generally with four-year vesting schedules, with half of the granted shares vesting after two years and the balance vesting after four years (the actual vesting date is generally designed to occur during open trading window periods following publication of our quarterly and/or annual operating results). Awards of restricted stock are designed to increase each recipient’s ownership of our common stock, thereby aligning their interests with shareholders and, with a longer-term vesting schedule, to provide a significant long-term retention incentive.

Towers Watson provided market data estimating the market median total long-term incentive values expressed as multiples of base salaries for each of the positions. Towers Watson suggested using valuation methods analogous to the expensing of these awards for financial reporting purposes to determine the number of options and restricted shares to grant. Making 2010 individual equity grants involved considerations of the contribution the officer has made to our overall performance, the officer’s potential performance and contribution and retirement plans, the current stock ownership of the officer, the extent and frequency of prior option grants and restricted stock awards, the officer’s unvested stock option and restricted stock position and the remaining duration of the outstanding options. The value of the 2010 equity grants to the Named Executive Officers expressed as a multiple of base salary were generally at or below the estimated market medians, and thus in furtherance of our compensation philosophy and objectives described above.

Named Executive Officers	Title	Total Equity Award Value As Multiple of Base Salary
Peter J. Ungaro	President and Chief Executive Officer	1.9x
Brian C. Henry	Executive Vice President and Chief Financial Officer	1.3x
Margaret A. Williams	Senior Vice President Research and Development	1.1x
Steven L. Scott	Senior Vice President and Chief Technology Officer	1.0x
Wayne J. Kugel	Senior Vice President Operations and Customer Support	.7x
Ian W. Miller*	Former Senior Vice President Productivity Solutions Group and Marketing	.7x

*	Mr. Miller’s employment with us terminated effective August 14, 2010. Actual payments made to Mr. Miller relating to our 2010 annual cash incentive plan were made in accordance with our Executive Severance Policy in effect on August 14, 2010.

As explained above, the Compensation Committee has not used any one factor in its equity grant determinations nor set a specific burn or use rate, although the Compensation Committee generally expects that the pool of options and restricted stock should be available for grants for at least the next two to three years. See “Guidelines for Granting Equity Compensation” below.

For information regarding equity grants in 2010 and in prior years, see the tables and associated footnotes and narratives under “Compensation Tables” below.

Severance Policy and Change of Control Agreements

We have adopted an executive severance policy and entered into certain change of control agreements and titled management retention agreements, designed to attract and retain officers in a competitive marketplace for talent, to retain officers during the uncertainty of rumored or actual fundamental corporate changes and to ensure that the officers evaluate any potential acquisition situations impartially without concern for how they may be personally affected. We believe that these plans are important competitive considerations, as it is generally believed that it takes senior corporate officers significant time to find new employment after their employment ends. As described below, our Board implemented a new policy, which requires the removal of any provisions related to 280G gross-up payments in any existing agreement or arrangement with any executive officer in the event the material compensation terms of any such arrangement or agreement are amended in a manner that is materially favorable to such executive officer.

Executive Severance Policy.    In October 2002, our Board adopted an Executive Severance Policy that covered our then senior executive officers. We updated the Executive Severance Policy in late 2008 to comply with Section 409A of the IRC, and in December 2010 in order to comply with Section 409A of the IRC and eliminate unnecessarily complex provisions. If officers are terminated without Cause or resign for Good Reason, as those terms are defined in the Policy, the officers receive a single lump sum payment equal to his or her per pay period base salary rate multiplied by a number, ranging from six to 12, depending on their position and how long they have served as officers, continuation of health and term life insurance benefits for a period ranging from six to 12 months, and outplacement services. Mr. Ungaro and Mr. Henry also receive their full target incentive award in accordance with our previous agreements with each of them, which were negotiated in 2005 when Mr. Ungaro was named our President and Mr. Henry first joined us, and the other covered officers also receive part or all of their respective target cash incentive awards for the year in which their employment terminates depending on the timing of their termination. To receive these benefits, the officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. For officers who are not parties to the management retention agreements discussed below, the Policy provides benefits following a Change of Control if they are terminated without Cause or terminate for Good Reason, as such terms are defined in the Policy, within 24 months of the Change of Control. Our obligations under the Policy are unfunded, and our Board has the express right to modify or terminate the Policy at any time prior to a Potential Change of Control or Change of Control, as those terms are defined in the Policy, or prior to delivery of a notice of termination of employment for a covered officer.

Management Retention Agreements.    We previously entered into change of control agreements with each of the Named Executive Officers and certain other senior officers. In late 2008 we entered into new management retention agreements with our senior officers, including each Named Executive Officer, which modified the earlier agreements to comply with Section 409A of the IRC. Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there must be a Change of Control; and, second, within 24 months after the Change of Control, the officer’s employment is terminated without Cause or the officer resigns for Good Reason, as such terms are defined in the agreement. If the agreements apply, the officer is to receive a lump sum payment equal to two times the officer’s annual compensation (base salary plus annual cash incentive plan award at target), payment of the COBRA costs for medical benefits for 18 months, reimbursement of the cost of term life insurance for 24 months, the acceleration of vesting of all stock options and 12 months to exercise all options after termination or, if earlier, until the options expire, and outplacement services. If there is a dispute as to whether “Cause” or “Good Reason” exists, the officer remains an employee until the dispute is settled, with the Company having the election to have the officer continue to work or be placed on paid leave. All or a part of certain payments may be delayed to after six months following termination of employment, as required by Section 409A of the IRC. In these prior agreements, we provided for a tax gross-up payment if payments are subject to an “excess parachute payment” excise tax. We believed at the time these agreements were entered into that tax gross-up payments were an appropriate component of executive compensation so that the recipient could receive the benefit of the intended compensation without regard to the complexity of the calculations of “excess parachute payments” and because the payment would be limited to two times annual compensation and benefits, rather than the higher levels generally permitted by IRC before the excise tax is imposed. As described below, subsequent to the end of fiscal 2010, our Compensation Committee implemented a new policy, which mandates any future amendments to these retention agreements meeting specific criteria must remove these gross-up payments and that no gross-up payments be included in any new retention agreements.

In addition, the agreements with Mr. Ungaro and Mr. Henry each provide that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his Agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control. This was added as a competitive provision and balanced the key nature of their current positions with a publicly-held company, the loss of which constitutes a substantial diminution of job responsibilities and duties, and the provision of an appropriate period following a Change of Control to permit negotiations as to their respective positions, if any, with the new controlling entity.

Stock Option Plans and Restricted Stock Agreements.    Our stock option plans and restricted stock agreements provide that if the Company is sold and the existing options and restricted stock are not continued or assumed by the successor entity, then each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, and the options would terminate upon the sale becoming effective, and the restricted stock would vest in full. We believe that acceleration of vesting of options and restricted stock is appropriate when the options and restricted stock grants are not continued or assumed by the successor company, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control. In addition, our restricted stock agreements generally provide that if the holder’s employment is terminated without Cause or for Good Reason following a Change of Control or dies or suffers a Disability (as those terms are defined in the agreements), all restricted shares not then vested shall immediately vest. In addition, if a Named Executive Officer has held restricted stock for 18 months and his or her employment is terminated for any reason other than Cause, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period.

The Executive Severance Policy, the Management Retention Agreements and the stock option plans and restricted stock agreements are described in more detail under “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table” below.

Retirement Plans

Our only retirement plan for all U.S. employees, including the Named Executive Officers, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis. Participants may invest in a limited number of mutual funds, and may sell, but may not direct the purchase of, shares of our common stock.

Prior to December 31, 2010, we matched 25% of participant contributions, with half of the match paid in shares of common stock on a quarterly basis during the year and the balance paid after year-end in cash and/or shares of common stock, as the Board decided. From December 31, 2010 until either February or April 2011 (depending on an employee’s title) we matched or will match 25% of participant contributions in cash. From February or April 2011 (depending on an employee’s title), we matched or will match 12.5% of employee contributions in cash.

We do not have any pension plan for any of our U.S. employees, including our Named Executive Officers. We do not have any plan for any of our Named Executive Officers or other employees that provides for the deferral of compensation on a qualified or non-qualified basis under the IRC other than the Cray 401(k) Plan.

Additional Benefits and Perquisites

We have health and welfare plans available on a non-discriminatory basis to all employees in the United States designed to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package. We provide these benefits to the Named Executive Officers and other senior officers on the same terms and conditions as provided to all other eligible employees:

•	Group health insurance and dental and vision benefits;

•	Life insurance based on salary, with additional coverage available for purchase up to a maximum of $500,000;

•	Employee Stock Purchase Plan qualified under Section 423 of the IRC;

•	Long-term care;

•	Short-term and long-term disability insurance;

•	Supplemental income protection (available for purchase);

•	Flexible spending accounts for health care and dependent care; and

•	An employee assistance plan and travel assistance.

We do not provide perquisites for the Named Executive Officers or other senior officers that are not available on the same terms to our employees generally.

Post-2010 Compensation Governance Changes

As part of its 2011 annual review of our compensation practices and policies, the Compensation Committee recommended to the Board, and the Board subsequently implemented, a series of governance changes that will affect the future compensation of our Named Executive Officers. These changes did not influence the specific decisions the Compensation Committee made with respect to the compensation of our Named Executive Officers for fiscal 2010. Nonetheless, we believe they are illustrative of the continued desire of our leadership, including our Board and Compensation Committee, to adopt and implement new compensation practices which strengthen and enhance the effectiveness of our overall compensation programs and further create a strong correlation between our performance and the compensation of our Named Executive Officers. Specifically, we adopted new policies with respect to:

Elimination of Future 280G Tax Gross-Up Payments.    Our existing management retention agreements provide for a tax gross-up payment if payments are subject to an “excess parachute payment” excise tax. We believed at the time these agreements were entered into that tax gross-up payments were an appropriate component of executive compensation so that the recipient could receive the benefit of the intended compensation without regard to the complexity of the calculations of “excess parachute payments” and because the payment would be limited to two times annual compensation and benefits, rather than the higher levels generally permitted by IRC before the excise tax is imposed. The Board, however, has since concluded, after consulting with the Compensation Committee and outside advisors, that these types of gross-up payments should not be a component of our executive compensation practices in the future and are no longer necessary to recruit and retain talented executives. As a result, our Board implemented a new policy, which requires the removal of any provisions related to these payments in any existing agreement or arrangement with any executive officer in the event the material compensation terms of any such arrangement or agreement are amended in a manner that is materially favorable to such executive officer and that no gross-up payments be included in any new agreement we enter into with new or existing executive officers.

CEO Stock Ownership Guidelines.    We adopted stock ownership guidelines for our Chief Executive Officer in furtherance of our goal of aligning the interests of our Chief Executive Officer with those of our stockholders. Under the guidelines, our Chief Executive Officer is expected to hold 200,000 vested shares of our common stock, which amount represents at least three (3) times the value of his current base salary based on the closing stock price of our stock as of December 31, 2010, within the later of five years from appointment as Chief Executive Officer and February 2016.

Compensation Recovery.    We adopted a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers. The policy provides that if an executive officer’s actual compensation was based upon the achievement financial results that were subsequently the subject of a substantial restatement of our financial statements and the executive officer’s fraud or intentional illegal conduct materially contributed to that financial restatement, then, in addition to any other remedies available to us under applicable law, to the extent permitted by law and as the Board determines appropriate, we may:

•	cancel any outstanding compensation award granted after the adoption of the policy (whether or not granted pursuant to a plan and regardless of whether it is vested or deferred); and/or

•

require recoupment of all or a portion of any after-tax portion of any bonus, incentive payment, commission, equity-based award or other compensation granted or received after the adoption of the policy.

Under the policy, it is a requirement that the individual was an executive officer when the compensation was granted or received and that the financial restatement resulted in greater compensation than would have otherwise been received.

Elimination of Share Recycling.    We amended each of our existing equity incentive plans to eliminate any share recycling provisions contained in them. As a result, in the future, any shares of our common stock that are either tendered as payment for an option or withheld for payment of taxes will be not added back to the overall pool of shares available for future grant under the applicable plan.

Stock Ownership Guidelines

In April 2011, to better align our Chief Executive Officer’s and our Board’s interest with those of our shareholders, our Board adopted stock ownership guidelines for our Chief Executive Officer and more robust ownership guidelines for our Board. Details of our Chief Executive Officers’ stock ownership guidelines are disclosed under “CEO Stock Ownership Guidelines” on page 36 and details of our Board’s stock ownership guidelines are disclosed under “Stock Ownership Guidelines” on page 18.

Guidelines for Granting Equity Compensation

In 2005 and 2006, the Compensation Committee made decisions regarding base salaries and annual cash incentive awards in the spring of each year and decisions regarding annual equity grants in December. In 2007, the Compensation Committee decided to make all awards to senior officers in the spring concurrent with compensation decisions for all employees in order to have a more cohesive approach to total compensation for each senior officer, and for that reason the Compensation Committee made no general equity grants to senior executive officers in 2007. In each of 2009 and 2010, the general equity grants were made in May. While the Compensation Committee expects to complete the senior officer compensation awards, including equity grants in August 2011, the 2011 awards have not yet been made. The Compensation Committee approves new-hire equity grants for vice presidents and has established guidelines for equity grants of new hires below that rank to be approved by the Chief Executive Officer pursuant to those guidelines. New-hire grants for awards approved by the Chief Executive Officer are effective on the seventh day of the month following the month the employee commenced employment with us, or, if later, following the month during which the Chief Executive Officer formally approves the grant, and the exercise prices for stock option grants are set at the closing price for our common stock on the trading day immediately prior to the effective date of grant.

Under our option plans, we may not grant stock options at a discount to the fair market value of our common stock or, except under certain older plans, reduce the exercise price of outstanding options except in the case of a stock split or other recapitalization events. We do not grant stock options with a so-called “reload” feature, and we do not loan funds to employees to enable them to exercise stock options.

Securities Trading Policies

Our securities trading policy includes that directors, officers and employees may not trade in Company securities while possessing material nonpublic information concerning the Company, trade in Company securities outside of the applicable trading windows, purchase or sell puts or calls to sell or buy our common stock, engage in short sales with respect to our common stock, or buy our common stock on margin or pledge shares of our common stock. Except for trades pursuant to approved Rule 10b5-1 plans, our policy restricts trading in Company securities by directors, officers and employees to open window periods following the release of our quarterly and annual financial results.

Tax Deductibility

Section 162(m) of the IRC limits to $1 million per person the amount that we may deduct for compensation paid in any one year to our Chief Executive Officer and certain of our most highly compensated officers. This limitation does not apply, however, to “performance-based” compensation, as defined in the IRC. Our stock options generally qualify as “performance-based” compensation and, except for incentive stock options, may result in a deduction for us at the time of exercise. Payments to our Chief Executive Officer and certain of our most highly compensated officers under our annual cash incentive plan and our outstanding restricted stock grants do not qualify as “performance-based” compensation and are not deductible to the extent that the $1 million limit is exceeded. The deductibility of some types of compensation payments depends upon the timing of the awards and the vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of compensation. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly given our considerable net loss carry-forward position for U.S. tax purposes. Rather, we maintain the flexibility to structure our compensation programs in ways that promote the best interests of our shareholders.

Compensation Committee Report

The Compensation Committee is responsible for overseeing the Company’s compensation policies, plans and benefits program, the compensation of the Chief Executive Officer and other senior officers and the administration of our equity compensation plans. As set forth in the Compensation Committee’s charter, which can be found at: www.cray.com under “Investors — Corporate Governance,” the Compensation Committee acts only in an oversight capacity, and relies on the work and assurances of management and outside advisers that the Compensation Committee retains. The Compensation Committee believes it has satisfied its charter responsibilities for 2010.

The Compensation Committee has worked with management for the past several years to develop a systematic compensation philosophy and structure. In 2007, the Compensation Committee retained Watson Wyatt Worldwide (now Towers Watson), a leading executive compensation consultant, to advise the Compensation Committee. Towers Watson personnel conducted an in-depth review of the then current compensation practices, including interviews with a number of managers at the Company, and then reported its findings to the Compensation Committee in a series of meetings, some with management and some in executive sessions. In September of 2009, the Compensation Committee retained Towers Watson to update the 2007 review. The results of that collaboration, which formed the basis in many respects for the 2010 executive compensation decisions, are described in the foregoing Compensation Discussion and Analysis.

A second focus area of the Compensation Committee has been the structure and strength of the Company’s senior management team. Most of the Company’s current management team was hired in 2005, when Mr. Ungaro became President, or more recently, including key hires and promotions in 2008, 2009 and 2010. The Compensation Committee meets twice a year with Mr. Ungaro to review his performance as our Chief Executive Officer and to obtain his assessment of the strengths and weaknesses of the management team. The Compensation Committee believes that under Mr. Ungaro’s leadership the Company has made great strides in a very competitive market and in difficult times. The Compensation Committee has worked with Mr. Ungaro to develop a strong “performance culture” at the Company. One aspect of that process has been emphasis on succession plans, identification of high potential, at-risk and retiring employees and efforts to improve the officers’ management and leadership skills within a relatively new and thin management group. Another aspect, as is reflected in the Towers Watson compensation structure, is to add significant retention and incentive elements in long-term compensation awards to competitive base salaries, as discussed in the foregoing Compensation Discussion and Analysis.

The Compensation Committee also: approves the compensation of new vice-presidents as they are hired, including base salary, annual cash incentive targets, equity grants and hiring bonuses, if any; determines the policy for awarding stock options and/or restricted stock grants to other new hires; works with the Board in overseeing the Cray 401(k) Plan; periodically reviews the Company’s staffing, including open positions and turnover; receives reports on the Company’s health and safety records and any equal employment opportunity claims, investigations and reports; and considers the Company’s medical and other health benefits, including potential changes and enhancements, from both a cost and a competitive perspective.

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Frank L. Lederman, Chair

John B. Jones, Jr.

Stephen C. Kiely

Stephen C. Richards

Compensation Tables

The tables on the following pages describe, with respect to our Named Executive Officers, the 2010, 2009 and 2008 salaries, bonuses, incentive awards and other compensation reportable under SEC rules, plan-based awards granted in 2010, values of outstanding equity awards as of year-end 2010, exercises of stock options and vesting of restricted stock awards in 2010, and potential payments upon termination of employment and following a Change of Control.

Summary Compensation

The following table summarizes the compensation for the indicated years of our Chief Executive Officer, our Chief Financial Officer and our four highest paid other executive officers for the year ended December 31, 2010 including Mr. Miller whose employment with us terminated effective August 14, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(2)		Stock Awards(3)		Option Awards(4)		Non-Equity Incentive Plan Compensation(5)		All Other Compensation(6)		Total(7)
Peter J. Ungaro President and Chief Executive Officer	2010		$450,000		—		$562,910		$308,454		$603,450		$4,125		$1,928,939
	2009		$450,000		—		$563,250		$347,275		$440,000		$4,111		$1,804,636
	2008		$350,000		—		$589,869		$285,600		$853,125		$3,875		$2,082,469
Brian C. Henry Chief Financial Officer and Executive Vice President	2010		$340,000		—		$281,455		$154,227		$180,336		$5,500		$961,518
	2009		$340,000		—		$300,400		$177,278		$132,600		$5,486		$955,764
	2008		$325,000		—		$294,935		$160,650		$302,250		$5,125		$1,087,960
Margaret A. Williams Senior Vice President Research and Development	2010		$315,000		—		$225,164		$123,382		$189,000		$5,500		$858,046
	2009		$315,000		—		$281,625		$166,328		$139,400		$5,486		$907,839
	2008		$300,000		—		$249,055		$135,660		$253,800		$5,125		$943,640
Steven L. Scott Senior Vice President and Chief Technology Officer	2010		$315,000		$1,000		$197,019		$107,959		$143,325		$4,125		$768,428
	2009		$315,000		$750		$225,300		$134,417		$102,400		$4,111		$781,978
	2008		$300,000		$500		$235,948		$128,520		$225,000		$3,875		$893,843
Wayne J. Kugel Senior Vice President Operations and Customer Support	2010		$245,000		—		$112,582		$61,691		$110,740		$4,125		$534,138
Ian W. Miller(1) Former Senior Vice President Productivity Solutions Group and Marketing	2010 2009 2008	$ $ $	160,000 260,000 230,000	$	— — 100,000	$ $ $	112,582 168,975 264,020	$ $ $	61,691 98,550 142,000	$ $	— 118,300 288,493	$ $ $	376,822 5,486 5,125	$ $ $	711,095 651,311 1,029,638

(1)	Mr. Miller’s employment with us terminated effective August 14, 2010 and, therefore, his 2010 salary represents a partial-year employment. Mr. Miller joined us in February 2008, and therefore, his 2008 salary represents a partial-year employment.

(2)	The amounts shown for 2010, 2009 and 2008 in this column for Dr. Scott reflect payments for issuances of patents. The amount shown for Mr. Miller is for a one-time hiring bonus for when he joined us in February 2008.

(3)	With the exception of ignoring the effect of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock awards for fiscal 2010, fiscal 2009 and fiscal 2008, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during fiscal years 2010, 2009 or 2008. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the grant to become vested.

See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010, for a description of the valuation of these restricted stock awards. The amount any Named Executive Officer realizes, if any, from these restricted stock awards will depend on the future market value of our common stock when these shares are sold, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(4)	With the exception of ignoring the effect of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of stock option awards for fiscal 2010, fiscal 2009 and fiscal 2008, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during fiscal years 2010, 2009 or 2008. The value as of the grant date for stock option awards is recognized over the number of days of service required for the grant to become vested. For fiscal 2010, these amounts also include any amounts paid in cash to a Named Executive Officer, in connection with the tender offer for certain stock options that we consummated in March 2009, in excess of the fair value, as of the date of surrender, of the eligible options surrendered by such Named Executive Officer.

See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010, for a description of the valuation of these stock options, including key assumptions under the Black-Scholes pricing model; the values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of these options. There is no assurance that the options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these options depends on the future excess, if any, of the market value of our common stock over the exercise price of the options when the Named Executive Officer sells the underlying shares, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(5)	The information in this column reflects payments to the Named Executive Officers under our annual cash incentive plan for the indicated year. Payments for our 2010 annual cash incentive plan were paid in March 2011. See the “Grants of Plan-Based Awards” table below and “Analysis of 2010 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description of the 2010 annual cash incentive plan, including the conditions to payments of awards.

(6)	“All Other Compensation” for 2010 includes matching contributions under the Cray 401(k) Plan, and for Mr. Miller, his severance payment made in accordance with the Executive Severance Policy in effect on August 14, 2010, the date Mr. Miller’s employment with us terminated, as follows:

Officer	Cray 401(k) Plan Match	Severance Payment
Peter J. Ungaro	$4,125	—
Brian C. Henry	$5,500	—
Margaret A. Williams	$5,500	—
Steven L. Scott	$4,125	—
Wayne J. Kugel	$4,125	—
Ian W. Miller	$4,870	$371,952	*

*	The amount shown for Mr. Miller includes: $100,000 (paid to Mr. Miller in 2010, which is a portion of the total amount of the base salary component of severance pay that we will pay to Mr. Miller in accordance with the Executive Severance Policy in effect on the date Mr. Miller’s employment with us terminated); $238,420 (the target incentive award component of severance pay paid by us to Mr. Miller in accordance with the Executive Severance Policy in effect on the date Mr. Miller’s employment with us terminated); $32,312 (the fair market value of his unvested restricted shares, the vesting of which was accelerated on August 14, 2010); and $1,220 (Mr. Miller’s coverage under COBRA paid by us).

(7)	The amounts shown in the “Total” column are the sum of the amounts shown in the columns for salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation, as required by SEC rules. Because these sums combine cash payments earned by and made to the Named Executive Officers and amounts not earned by or paid to the Named Executive Officers but rather amounts reflecting the grant date fair value of restricted stock awards and options held by the Named Executive Officers, the actual total amount earned in any year by a Named Executive Officer depends on future events and, for the reasons described in footnotes (2) and (3) above, there is no assurance that the Named Executive Officers will realize a total sum at or near the values shown.

Grants of Plan-Based Awards in 2010

The following table sets forth certain information with respect to the potential cash incentive awards and the equity awards for the year ended December 31, 2010, to the Named Executive Officers. See “Analysis of 2010 Compensation Determinations — Annual Cash Incentive Compensation Plan” and “— Long-Term Equity Awards” in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards (shares)(2)	All Other Option Awards (underlying shares)(3)	Exercise Price of Option Awards ($ per share)(4)	Grant Date Fair Value(5)
Name		Threshold	Target	Maximum				Stock	Options
Peter J. Ungaro	5/12/10	—	—	—	100,000	100,000	$5.47	$562,910	$308,454
		$168,750	$675,000	$1,012,500	—	—	—	—	—
Brian C. Henry	5/12/10	—	—	—	50,000	50,000	$5.47	$281,455	$154,227
		$51,000	$204,000	$306,000	—	—	—	—	—
Margaret A. Williams	5/12/10	—	—	—	40,000	40,000	$5.47	$225,164	$123,382
		$47,250	$189,000	$283,500	—	—	—	—	—
Steven L. Scott	5/12/10	—	—	—	35,000	35,000	$5.47	$197,019	$107,959
		$39,375	$157,500	$236,250	—	—	—	—	—
Wayne J. Kugel	5/12/10	—	—	—	20,000	20,000	$5.47	$112,582	$61,691
		$30,625	$122,500	$183,750	—	—	—	—	—
Ian W. Miller(6)	5/12/10	—	—	—	20,000	20,000	$5.47	$112,582	$61,691
		$65,000	$260,000	$390,000	—	—	—	—	—

(1)	The threshold payout level represents the minimum aggregate balanced scorecard percentage payout that would result from achieving at least the Threshold level (as defined in our annual cash incentive compensation plan for 2010) for certain components without achieving a positive Adjusted Operating Income, which would result in the aggregate balanced scorecard being capped at 12.5%. The target and maximum payout levels represent, respectively, the Target level (100%) and Stretch level (150%) (as defined in our annual cash incentive compensation plan for 2010). Additional information regarding the annual cash incentive plan for 2010 is included under “Analysis of 2010 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(2)	Reflects the number of restricted stock awards to each Named Executive Officer on May 12, 2010, pursuant to our shareholder-approved equity incentive plans. Half of the restricted stock awards granted to each of the Named Executive Officers vest on May 12, 2012, and the remaining half vest on May 12, 2014. Restricted stock awards are forfeitable upon certain events and also vest in full upon the death or disability of the recipient and upon certain other events.

(3)	Twenty-five percent of the stock options granted on May 12, 2010 to the Named Executive Officers vest on May 12, 2011, with the remaining balance vesting monthly over the next 36 months, so that all options will be vested on May 12, 2014. Vesting of stock options is accelerated upon the death or disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analysis of 2010 Compensation Determinations — Long-Term Equity Awards” and “Severance Policy and Change of Control Agreements — Stock Option Plans and Restricted Stock Agreements” in the Compensation Discussion and Analysis above.

(4)	In determining the grant date fair market value, we use the most recent closing price for our common stock prior to the applicable Committee or Board meeting at which the grants are to be approved. If the meetings are held in the morning, then we use the closing price on the immediately preceding trading date. If the meetings are held after 1:00 p.m. Pacific time on a trading day, we use the closing price on the date of the meeting. The Compensation Committee meeting met before 1:00 p.m. Pacific time on May 12, 2010. The exercise price of $5.47 per share represents the closing price on May 11, 2010.

(5)	The grant date fair value of the restricted stock awards and stock option grants represents our total projected expense for financial reporting purposes of those awards and grants. See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010, for a description of the valuation of these restricted stock awards and stock option grants, including key assumptions under the Black-Scholes pricing model for determining values of stock options; the values determined by the Black-Scholes model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of the stock options. There is no assurance that the stock options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these restricted stock awards and stock option grants depends on the market value of our common stock in the future when the Named Executive Officer sells the restricted shares or the shares underlying the stock options, as the case may be, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(6)	Mr. Miller’s employment with us terminated effective August 14, 2010.

Outstanding Equity Awards on December 31, 2010

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010, held by our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of Shares Underlying Unexercised Options		Option Exercise Price ($ per share)(3)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(7)
Name	Exercisable(1)	Unexercisable(2)
Peter J. Ungaro	51,666	28,334	$6.63	5/16/18	45,000	(4)	$322,650
	59,374	90,626	$3.74	5/13/19	150,000	(5)	$1,075,500
	—	100,000	$5.47	5/12/20	100,000	(6)	$717,000
Brian C. Henry	124,999	—	$5.92	5/23/15	22,500	(4)	$161,325
	15,938	29,062	$6.63	5/16/18	80,000	(5)	$573,600
	31,666	48,334	$3.74	5/13/19	50,000	(6)	$358,500
	—	50,000	$5.47	5/12/20
Margaret A. Williams	24,541	13,459	$6.63	5/16/18	19,000	(4)	$136,230
	29,687	45,313	$3.74	5/13/19	75,000	(5)	$537,750
	—	40,000	$5.47	5/12/20	40,000	(6)	$286,800
Steven L. Scott	71,600	—	$3.80	9/26/15	18,000	(4)	$129,060
	23,249	12,751	$6.63	5/16/18	60,000	(5)	$430,200
	23,749	36,251	$3.74	5/13/19	35,000	(6)	$250,950
	—	35,000	$5.47	5/12/20
Wayne J. Kugel	9,687	5,313	$6.63	5/16/18	7,500	(4)	$53,775
	15,833	24,167	$3.74	5/13/19	40,000	(5)	$286,800
	—	20,000	$5.47	5/12/20	20,000	(6)	$143,400
Ian W. Miller(8)	31,248	—	$5.34	2/14/12
	14,062	—	$3.74	2/14/12

(1)	All stock options listed in this column are fully vested and exercisable.

(2)	With respect to the options that were granted on May 16, 2008, and expire on May 16, 2018, 25% vested on May 16, 2009, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 16, 2012. With respect to the stock options that were granted on May 13, 2009, and expire on May 13, 2019, 25% vested on May 13, 2010, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 13, 2013. With respect to the options that were granted on May 12, 2010, and expire on May 12, 2020, 25% vest on May 12, 2011, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 12, 2014. Vesting of stock options is accelerated upon the death or Disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these stock option grants is included under “Analysis of 2010 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table — Stock Options Plans” below.

(3)	The option exercise prices were set at 100% of fair market value of our common stock using the most recent closing price for our common stock prior to the applicable Committee or Board meeting at which the grants are to be approved. If the meetings are held in the morning, then we use the closing price on the immediately preceding trading date. If the meetings are held after 1:00 p.m. Pacific time on a trading day, we use the closing price on the date of the meeting.

(4)	The restricted shares vest on May 15, 2012. Restricted shares are forfeitable upon certain events. Restricted stock awards also vest in full upon the death or Disability of the recipient, and upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analysis of 2010 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table — Restricted Stock Agreements” below.

(5)	One-half of the restricted shares vest on May 15, 2011, and the remaining half vest on May 15, 2013. See footnote (4) above for other information regarding our restricted share awards.

(6)	One-half of the restricted shares vest on May 12, 2012, and the remaining half vest on May 12, 2014. See footnote (4) above for other information regarding our restricted share awards.

(7)	Determined by multiplying the closing price of $7.17 per share for our common stock on December 31, 2010, as reported by Nasdaq, by the number of unvested restricted shares then held by the Named Executive Officer. Additional information regarding the design and terms of these long-term equity awards are included under “Analysis of 2010 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table — Restricted Stock Agreements” below.

(8)	Mr. Miller’s employment with us terminated effective August 14, 2010.

2010 Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards granted to the Named Executive Officers which vested during the fiscal year ended December 31, 2010. No Named Executive Officer exercised options during the fiscal year ended December 31, 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Peter J. Ungaro	76,575	$428,114
Brian C. Henry	39,875	$224,201
Margaret A. Williams	36,375	$206,596
Steven L. Scott	29,050	$161,150
Wayne J. Kugel	10,675	$58,013
Ian W. Miller	31,250	$166,313

(1)	Represents the number of shares acquired upon vesting of restricted shares.

(2)	Represents the value of vested restricted stock awards calculated by multiplying the number of vested restricted stock awards by the closing price of our common stock on Nasdaq on the vesting date or, if the vesting occurred on a day on which Nasdaq was closed for trading, the next trading day.

Termination of Employment and Change of Control Arrangements

The following discussion and table summarize the compensation that would have been payable to each Named Executive Officer (except for Mr. Miller as described below) under the various scenarios assuming termination of his or her employment at the close of business on December 31, 2010. The payments summarized in the following table are governed by the various agreements and arrangements described below.

No special payments are due if any of the Named Executive Officers terminates his or her employment voluntarily without Good Reason, is terminated for Cause or retires. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her Cray 401(k) Plan account. We do not accrue vacation pay for the Named Executive Officers or other senior officers. As part of and on the same basis as we provide benefits to all of our U.S. employees, the Named Executive Officers have life insurance and disability benefits.

The actual amounts to be paid to and the value of stock options and restricted stock held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Termination of Employment and Change of Control Payments

Name and Termination Event	Severance Payment(2)	Accelerated Restricted Stock Award(3)	Accelerated Stock Options(4)	Continued Benefit Plan Coverage(5)	Total(6)
Peter J. Ungaro
Death/Disability	—	$2,115,150	$496,148	—	$2,611,298
Resignation for Good Reason or Termination without Cause	$1,125,000	$634,097	—	$52,493	$1,811,590
After Change of Control, Resignation for Good Reason or Termination without Cause	$2,250,000	$2,115,150	$496,148	$56,504	$4,917,802
Brian C. Henry
Death/Disability	—	$1,093,425	$259,392	—	$1,352,817
Resignation for Good Reason or Termination without Cause	$554,000	$331,239	—	$67,224	$952,463
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,088,000	$1,093,425	$259,392	$75,913	$2,516,730
Margaret A. Williams
Death/Disability	—	$960,780	$230,691	—	$1,191,471
Resignation for Good Reason or Termination without Cause	$504,000	$300,841	—	$46,609	$851,450
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,008,000	$960,780	$230,691	$54,007	$2,253,478
Steven L. Scott
Death/Disability	—	$810,210	$190,726	—	$1,000,936
Resignation for Good Reason or Termination without Cause	$472,500	$253,638	—	$57,998	$784,136
After Change of Control, Resignation for Good Reason or Termination without Cause	$945,000	$810,210	$190,726	$62,873	$2,008,809
Wayne J. Kugel
Death/Disability	—	$483,975	$119,762	—	$603,737
Resignation for Good Reason or Termination without Cause	$367,500	$148,255	—	$55,914	$571,669
After Change of Control, Resignation for Good Reason or Termination without Cause	$735,000	$483,975	$119,762	$60,068	$1,398,805
Ian W. Miller(1)
Resignation for Good Reason or Termination without Cause	$498,420	$32,312	—	$1,220	$531,952

(1)	Mr. Miller’s employment with us terminated effective August 14, 2010. The amounts shown for Mr. Miller represent actual amounts paid by us to Mr. Miller in accordance with our Executive Severance Policy in effect on August 14, 2010.

(2)	Except for termination events following a Change of Control, the amounts shown in this column for the Named Executive Officers are the amounts due under the Executive Severance Policy. The amounts due under the Executive Severance Policy are to be paid in a single lump sum payment. For a termination within two years following a Change of Control due to a resignation for Good Reason or a termination without Cause, including a termination by Mr. Ungaro or by Mr. Henry pursuant to their election in the seventh month following a Change of Control if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control, the amounts shown in this column are the amounts due under our Management Retention Agreements and are payable in a lump sum payment. The amount shown for Mr. Miller represents the total amount we will pay to Mr. Miller under the Executive Severance Policy in effect on August 14, 2010, the date Mr. Miller’s employment with us terminated. For actual amounts paid to Mr. Miller in 2010, please refer to the Summary Compensation Table on page 39. Future payments of Mr. Miller’s total severance amount are contingent on Mr. Miller’s continued compliance with provisions in his Termination and Release Agreement with us.

(3)	Under our restricted stock agreements, all unvested restricted stock vests in full upon death or Disability or, if following a Change of Control, there is a termination without Cause or a resignation for Good Reason. If a Named Executive Officer has held restricted stock for 18 months and his or her employment is terminated for any reason other than Cause, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period. The amounts shown in this column reflect the value of the Named Executive Officer’s unvested restricted shares with vesting accelerated to December 31, 2010. The value of the unvested shares of restricted stock held by each Named Executive Officer was calculated based upon the aggregate market value of such shares. We used a price of $7.17 per share to determine market value, which was the closing market price of our common stock on December 31, 2010, as reported by Nasdaq. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the unvested restricted stock then held by each Named Executive Officer. The amount shown in this column for Mr. Miller reflects the value of his unvested restricted shares with vesting accelerated to August 14, 2010 (the date his employment with us terminated). The value of the unvested shares of restricted stock held by Mr. Miller was calculated based upon the aggregate market value of such shares. We used a price of $5.17 per share to determine market value, which was the closing market price of our common stock on August 16, 2010, the next business day after August 14, 2010, as reported by Nasdaq.

(4)	Under our stock option plans, in the event of death or Disability, all unvested options become exercisable and all option holders have a 12-month period or, if earlier, until the expiration date of the options to exercise their options. The amounts shown in this column reflect the value of the Named Executive Officer’s unvested stock options with vesting accelerated to December 31, 2010. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the Named Executive Officer would be required to pay upon exercise of those stock options. We used a price of $7.17 per share to determine market value, which was the closing market price of our common stock on December 31, 2010, as reported by Nasdaq. In accordance with our Executive Severance Policy in effect on August 14, 2010, the date Mr. Miller’s employment with us terminated, none of Mr. Miller’s unvested stock options were accelerated.

Under the Management Retention Agreements, if there is either a termination without Cause or a resignation for Good Reason within two years after a Change of Control, all unvested options become exercisable and the optionee has 12 months to exercise all of his or her options or, if earlier, until the expiration date of the options. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the Named Executive Officer would be required to pay upon exercise of those stock options. We used a price of $7.17 per share to determine market value, which was the closing market price of our common stock on December 31, 2010, as reported by Nasdaq.

See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the options vested and unvested as of December 31, 2010.

(5)	The amounts shown in this column, as provided in our Executive Severance Policy, reflect the cost of COBRA coverage for medical, dental, vision and orthodontia benefits and the premiums for $500,000 of term life insurance for 18 months for Messrs. Ungaro, Henry, Kugel and Drs. Williams and Scott, based on the costs for such benefits in January 2011, plus $14,500 for executive outplacement services for each Named Executive Officer. The COBRA expense is based on monthly cost for such coverage based on 2011 enrollment for 18 months and assumes a 13% inflationary trend; the life insurance premiums are based on January 2011 expense with no assumed increase. In all cases, these payments would cease if, before the applicable time periods were completed, a Named Executive Officer becomes employed with another employer that offers such benefits. The amount for Mr. Miller represents the actual amount paid by us for one month of COBRA coverage for Mr. Miller. We did not pay any life insurance premiums or any fee associated with executive outplacement services on Mr. Miller’s behalf.

(6)	Except for Mr. Miller, the actual amounts to be paid to, and the value of stock options and restricted stock held by, a Named Executive Officer upon any termination of employment can be determined only at the time of such termination and depend on the facts and circumstances then applicable.

Narrative to the Termination of Employment and Change of Control Payments Table

While we have offer letters to senior officers, including the Named Executive Officers that set out terms of their initial compensation and agreements regarding confidential information and ownership of intellectual property, we do not have employment agreements with our senior officers and each of them is employed “at will.” As described above under “Analysis of 2010 Compensation Determinations — Severance Policy and Change of Control Agreements” in the Compensation Discussion and Analysis and more fully below, our senior officers, including all of the Named Executive Officers, are covered by our Executive Severance Policy and a more limited group of senior officers, including all of our Named Executive Officers, are parties to Management Retention Agreements that come into effect upon a Change of Control. In addition, our stock option plans and restricted stock agreements contain provisions that apply to terminations of employment.

Executive Severance Policy.    In December 2010, we adopted a revised Executive Severance Policy, or the “Policy,” that covers our officers, including the Named Executive Officers, to the extent that he or she is not otherwise covered by his or her Management Retention Agreement described below.

Under the Policy, if a Named Executive Officer is terminated without Cause or if he or she resigns with Good Reason, then, among other things, such Named Executive Officer is entitled to the following benefits:

•	a single lump sum payment equal to his or her per pay period base salary rate multiplied by the Applicable Severance Period;

•	a single lump sum payment equal to his or her Incentive Compensation;

•

continuation of coverage under COBRA for medical, dental, vision and orthodontia benefits and life insurance benefits, in each case, during the Applicable Severance Period or until such time as he or she is offered these benefits by a subsequent employer; and

•	executive outplacement services.

In order to receive these benefits, the Named Executive Officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. We also have the right to modify, terminate or add or delete individuals covered by, the Policy at any time prior to a change of control (as defined in Section 409A of the IRC), or with respect to an officer covered by the Policy, until delivery of a notice of termination with respect to such officer.

Under the Policy, the following terms have the following meanings:

•

“Applicable Severance Period” means, for Messrs. Ungaro and Henry, 12 months, and for Drs. Williams and Scott and Mr. Kugel, nine months, plus one month for each year of service as an officer, up to a maximum of 12 months.

•

“Cause” means a termination of employment resulting from a good faith determination by us that there has been a willful failure or refusal in a material respect to follow any code of business conduct or the reasonable policies or directives established by us or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within 30 business days following written notice; an act involving misconduct, which could reasonably be expected to have an adverse impact on or material damage to us, or which constitutes a material misappropriation of our assets; the unauthorized disclosure of confidential information which could reasonably be expected to have an adverse impact on or cause material damage to us; or the provision of services for another company or person which competes with us, without the prior written approval; or a material breach of obligations under the Policy.

•

“Good Reason” for Messrs. Ungaro, Henry and Kugel, and Drs. Williams and Scott means a material negative change in the employment relationship, due to a material reduction in base salary by more than 10% (whether in one or a series of reductions) compared to his or her base salary immediately prior to such reduction; a material reduction in annual target award opportunities under our annual cash incentive plan (other than an across-the-board reduction applicable to all of our senior officers); a material diminution of authority, duties, or responsibilities; a demotion of his or her title such that he or she is no longer covered by the Policy; or a request to relocate, except for office relocations that would not increase his or her one-way commute by more than 40 miles.

•

“Incentive Compensation” means, for Messrs. Ungaro and Henry, 100% of his target award under our annual cash incentive plans, and for Drs. Williams and Scott and Mr. Kugel, the pro-rata portion (based on the time period served during the fiscal year) of his or her target incentive award under our annual cash incentive plans.

Management Retention Agreements.    Our Named Executive Officers have Management Retention Agreements that provide for specified termination benefits if we terminate his or her employment without Cause or if he or she resigns for Good Reason, in each case, during the period commencing after a Potential Change of Control and ending 24 months after a Change of Control (this is often referred to as a “double trigger” form of agreement). Additionally, Messrs. Ungaro and Henry each have a provision that provides that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his Management Retention Agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control. If the Management Retention Agreement applies, then, among other things, such Named Executive Officer is entitled to the following benefits:

•	a single lump sum cash payment equal to two times his or her annual compensation;

•	acceleration of the vesting of all of his or her stock options, and he or she would have 12 months to exercise the stock options after termination or, if earlier, until the options expire;

•	reimbursement for all COBRA payments for medical benefits for 18 months;

•	reimbursement of the premiums for a term life insurance policy for 24 months following termination; and

•

in certain circumstances, if he or she incurs excise tax due to the application of Section 280G of the IRC, an additional cash payment so that he or she will be in the same position as if the excise tax were not applicable, and legal fees and other costs incurred with respect to any challenge by the Internal Revenue Service to these calculations and payments.

In the Management Retention Agreements, the following terms have the following meanings:

•

“annual compensation” means one year of base salary, at the highest base salary rate that he or she was paid in the 12-month period prior to the date of his or her termination, plus 100% of his or her target award under our annual cash incentive plans that he or she was eligible to receive in that 12-month period.

•

“Cause” means a termination of employment resulting from a good faith determination by our Board that there has been a willful failure or refusal in a material respect to follow reasonable policies or directives or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within a reasonable period following written notice; an act involving wrongful misconduct which has a demonstrable adverse impact on or material damage to us, or which constitutes a material misappropriation of our assets; the unauthorized disclosure of confidential information which has a demonstrably adverse impact on us or has caused material damage to us; or the provision of services for another company or person which competes with us, without the prior written approval; or a material breach of obligations under the Management Retention Agreement.

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“Change of Control” means a merger, consolidation, share exchange or other reorganization with any other entity (other than a merger, consolidation share exchange or other reorganization where the holders of our voting securities immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of us or the surviving corporation after such transaction); the sale, lease, exchange or other disposition of all or substantially all of our assets; our shareholders approve a plan of liquidation; the acquisition by any person or entity, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; or at any time during a 24-month period, individuals who at the beginning of such period constituted the Board (including each new director elected during such 24-month period whose nomination or election was approved by two-thirds of the directors in office at the beginning of such period) shall cease for any reason to constitute at least a majority of the Board.

•

“Good Reason” means a material negative change in the employment relationship, including, without limitation, a material reduction in base salary by more than 5% (whether in one or a series of reductions); a material reduction in annual target award opportunities under our annual cash incentive plan, which shall be deemed to include reductions that would reduce his or her total target compensation (including base salary but excluding the value of any equity component) by more than 5% compared to his or her total target compensation for the immediately preceding year (including base salary but excluding the value of any equity component); a material diminution in status, title, position(s) or responsibilities; a request to relocate, except for office relocations that would not increase his or her one-way commute by more than 25 miles or changes in customary office locations resulting in substantially increased travel; discontinuance of, or a reduction in, benefits; or the failure to obtain the assumption of the Management Retention Agreement by a successor to all or substantially all of our business or assets.

•

“Potential Change of Control” means we have entered into an agreement which, if consummated, would result in a Change of Control; any third-party or we publicly announce an intention to take or consider taking action which, if consummated, would result in a Change of Control; or our Board adopts a resolution stating that a Potential Change of Control has occurred.

Stock Option Plans.    Our stock option plans provide that upon termination of employment, other than for Cause, death or permanent and total disability (as defined in the IRC), the options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause or “resigns in lieu of dismissal” (that is, a resignation after we have notified the optionee that he or she would be terminated for Cause), the option is deemed to have terminated at the time of the first act that led to such termination. Upon termination for death or disability, the options vest in whole and the optionee (or his or her successor) has 12 months to exercise the options or, if earlier, until the options expire. In the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, unless the existing options are continued or assumed by the successor entity, if any, with appropriate adjustments, then the stock options terminate upon the effective date of such transaction, and each optionee would be provided the opportunity to exercise his or her options in full, including any portion not then vested. Our Board may extend the period in which to exercise an option, but not beyond the original expiration date of the option.

Under our stock option plans, “Cause” means the violation of any reasonable rule or policy that results in damage to us, or which after notice to do so, has not been corrected within a reasonable period; willful misconduct or gross negligence with respect to his or her responsibilities; willful failure to perform his or her job as required to meet our objectives; any wrongful conduct which has an adverse impact on us or which constitutes a misappropriation of our assets; the unauthorized disclosure of confidential information; or the provision of services for another company or person which competes with us, without the prior written approval.

Restricted Stock Agreements.    Under our restricted stock agreements with each of the Named Executive Officers, the restricted stock vests in full upon death or Disability or if, following a Change of Control, the Named Executive Officer is terminated without Cause or terminates for Good Reason. If the Named Executive Officer has held the restricted stock for at least 18 months and his or her employment is terminated for any reason other than Cause, or if the Named Executive Officer retires, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period. The restricted shares are forfeited if a Named Executive Officer’s employment is terminated for any other reason. In addition, in the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, the restricted stock vests in full if we fail to have the restricted stock agreements continued or assumed by the successor entity.

In our restricted stock agreements, “Cause” means a termination of employment resulting from a good faith determination by our Compensation Committee that there has been a willful failure or refusal in a material respect to follow reasonable policies or directives or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within a reasonable period following written notice; an act involving wrongful misconduct which has a demonstrable adverse impact on or material damage to us, or which constitutes a misappropriation of our assets; the unauthorized disclosure of confidential information; the provision of services for another company or person which competes with us, without the prior written approval; or a material breach of obligations under the restricted stock agreement or any other agreement with us. In our restricted stock agreements, “Change of Control” means a merger or consolidation between us and any other entity (other than a merger or consolidation where the holders of our voting securities immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving entity); the sale or disposition of all or substantially all of our assets; our shareholders approve a liquidation; the acquisition by any person or entity, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; or a majority of the Board is replaced during a 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board as constituted at the beginning of such 36-month period.

In our restricted stock agreements, “Disability” means that, at the time his or her employment is terminated, he or she has been unable to perform the duties of his or her position for a period of six consecutive months as a result of his or her incapacity due to physical or mental illness.

In our restricted stock agreements, “Good Reason” means a reduction in salary or benefits (other than reductions applicable to employees generally); a materially adverse change in job responsibilities; a request to relocate, except for office relocations that would not increase his or her one-way commute by more than 25 miles; or the failure of the Company to obtain the assumption of the restricted stock agreement by a successor to all or substantially all of our business or assets.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, with respect to compensation plans under which shares of our common stock are authorized for issuance, including plans previously approved by our shareholders and plans not previously approved by our shareholders.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, with respect to compensation plans under which shares of our common stock are authorized for issuance, including plans previously approved by our shareholders and plans not previously approved by our shareholders.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in 1st column)
Equity compensation plans approved by shareholders(1)	2,836,705	$6.31	3,256,667
Equity compensation plans not approved by shareholders(2)	609,005	$5.72	—

Total	3,445,710	$6.20	3,256,667

(1)	The shareholders approved our 1995, 1999 and 2003 stock option plans, our 2004, 2006 and 2009 long-term equity compensation plans and our 2001 employee stock purchase plan (including as amended); the 1995 and 1999 stock option plans have terminated and no more options may be granted under those plans. Pursuant to these stock option plans, incentive options may be granted to employees (including officers) and nonqualified options may be granted to employees, officers, directors, agents and consultants with exercise prices at least equal to the fair market value of the underlying common stock at the time of grant. While the Board may grant options with varying vesting periods under these plans, most options granted to employees vest over four years, with 25% of the options vesting after one year and the remaining options vesting monthly over the next three years, and most option grants to non-employee directors vesting monthly over the twelve months after grant. Under the 2004, 2006 and 2009 long-term equity compensation plans, the Board may grant restricted and performance stock grants in addition to incentive and nonqualified stock options. As of December 31, 2010, under the option and equity compensation plans approved by shareholders under which we may grant stock options, an aggregate of 3,256,667 shares remained available for grant as options and, under the option and equity compensation plans approved by shareholders under which we may grant restricted and bonus awards, an aggregate of 1,699,108 shares were available for such awards.

Under the 2001 employee stock purchase plan, as amended, all employees are eligible to participate and purchase shares of our common stock at a purchase price equal to 95% of the fair market value of our common stock on the fourth business day after the end of each offering period. The employee stock purchase plan covers a total of 1,000,000 shares; at December 31, 2010, we had issued a total of 894,667 shares under the plan and had a total of 105,333 shares available for future issuance. The first two columns do not include the shares to be issued under the employee stock purchase plan for the offering period that began on December 16, 2010 and ended on March 15, 2011.

(2)

The shareholders did not approve the 2000 non-executive employee stock option plan. Under the 2000 non-executive employee stock option plan approved by the Board of Directors on March 30, 2000, an aggregate of 1,500,000 shares pursuant to non-qualified options could be issued to employees, agents and consultants but not to officers or directors. Otherwise, the 2000 non-executive employee stock option plan is similar to the stock option plans described in footnote (1) above. On March 30, 2010, the 2000 non-executive employee stock option plan was terminated, which ended future grants but did not affect then outstanding options. At December 31, 2010, under the 2000 non-executive employee stock option plan we had options for 579,915 shares outstanding.

On April 1, 2004, in connection with the acquisition of OctigaBay Systems Corporation, subsequently renamed Cray Canada Inc., we assumed that company’s key employee stock option plan, including existing options. Options could be granted to Cray Canada employees, directors and consultants. Otherwise the Cray Canada key employee stock option plan is similar to the stock option plans described in footnote (1) above. On March 8, 2006, the Cray Canada plan was terminated, which ended future grants but did not affect then outstanding options. Under the Cray Canada key employee stock option plan, we had 29,090 options outstanding as of December 31, 2010.

From time to time we have issued warrants as compensation to consultants and others for services without shareholder approval. As of December  31, 2010, we had no such warrants outstanding.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries in 2010 or formerly. In addition, none of our executive officers currently serves or has served on the board of directors or compensation committee of any entity whose executive officers included any of our directors.

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions between us and any of our significant shareholders, directors, executive officers and employees can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders. Therefore, as a general matter and in accordance with our Code of Business Conduct, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Our Board has adopted a written Related Person Transaction Policy that requires the Audit Committee of our Board to review and, if appropriate, approve or ratify any such transactions. Specifically, pursuant to the policy, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our 5% shareholders, directors or executive officers, or any of their immediate family members, has a direct or an indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Audit Committee determines, and the Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction. A copy of our Related Person Transaction Policy is available on our website: www.cray.com under “Investors — Corporate Governance — Governance Documents.”

We did not enter into any transaction in 2010 requiring Audit Committee approval or ratification under our Related Person Transaction Policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s consolidated financial statements. As set forth in its charter, which can be found at www.cray.com under “Investors — Corporate Governance,” the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s consolidated financial statements and reports, as well as of the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee periodically meets separately with our management, without the auditors present, and with the auditors, without management present. The Audit Committee believes it has satisfied its charter responsibilities for 2010.

The Company reported no material weaknesses in its system of internal controls over financial reporting and has received favorable opinions from the independent auditors for each year since 2004, including for 2010. The Company included the 2010 report and opinion in its Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee met in person or by telephone 11 times in 2010. In the course of these meetings, the Audit Committee reviewed the results of audit examinations, evaluations of the Company’s internal controls and the overall quality of its financial reporting.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent auditors responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Peterson Sullivan LLP, the Company’s independent registered public accounting firm, did not perform any non-audit services for the Company in 2009 or 2010. See “Discussion of Proposals Recommended by the Board — Proposal 5: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011” below.

The Audit Committee engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2010, and reviewed its overall audit scope and plans. The Audit Committee also has discussed with Peterson Sullivan LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Peterson Sullivan LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Peterson Sullivan LLP its independence from the Company.

The Audit Committee has engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2011. In taking this action, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for the Company in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the shareholders to ratify the appointment of Peterson Sullivan LLP as the Company’s independent registered public accounting firm at the Annual Meeting. The Board has followed the Audit Committee’s recommendation. See “Discussion of Proposals Recommended by the Board — Proposal 5: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011” below.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for 2010 with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the consolidated financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

The Audit Committee

Daniel C. Regis, Chair

Sally G. Narodick

Stephen C. Richards

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:    To Elect Eight Directors for One-Year Terms

Our Bylaws fix the number of members of our Board at eight. Eight directors presently serve on our Board for terms ending at the Annual Meeting. The Board has nominated Ms. Narodick, Dr. Lederman, Mr. Blake, Mr. Jones, Mr. Kiely, Mr. Regis, Mr. Richards and Mr. Ungaro for re-election to the Board, each to hold office until the annual meeting in 2012.

We know of no reason why any nominee may be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, then the Board may fill the vacancy.

Board Recommendation:    The Board recommends that you vote “FOR” the election of all nominees for director.

Director Qualifications

The following paragraphs provide information as of the date of this Proxy Statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Our Common Stock Ownership.” There are no family relationships among any of the directors and executive officers of Cray.

William C. Blake

Mr. Blake, 61, joined our Board in June 2006. Mr. Blake has been involved in the high performance computing industry for three decades. Until January 2011, Mr. Blake served as General Manager, Parallel Computing Platform group at Microsoft Corporation after the acquisition in September 2009 of Interactive Supercomputing, Inc. (“ISC”) where he served as the President and Chief Executive Officer. ISC developed and sold an interactive parallel computing platform that extended existing desktop simulation tools for parallel computing on a spectrum of computing architectures. Before assuming this position in January 2007, he served as the Senior Vice President, Product Development of Netezza Corporation, which develops, markets and sells data warehouse appliances. Prior to joining Netezza in 2002, he was with Compaq Computer Corporation for nine years, managing both Compaq’s worldwide high-performance technical computing business and its software development group from 1996 to 2002, which included responsibility for compiler development for the Alpha processor; from 1993 to 1996 he was Compaq’s director of software products development and long-range operating system strategy. Mr. Blake previously held various key engineering management positions with Digital Equipment Corporation from 1981 to 1993. Mr. Blake is a former member of the board of directors of TotalView Technologies, Inc., a provider of debugging and analysis solutions for complex computer codes, and Terascala Inc., a provider of high-performance storage appliances. He was also a board member of Cluster File Systems, Inc. and Unlimited Scale, Inc., and he is a member of the Institute of Electrical and Electronics Engineers and the Association for Computing Machinery. He received a B.S.E.E. from the Lowell Technological Institute. We believe Mr. Blake’s qualifications to sit on our Board of Directors include his three decades of experience in the high-performance computing industry and his technical expertise in product development and technology strategy.

John B. Jones, Jr.

Mr. Jones, 66, joined our Board in December 2004. He was a leading high-technology equity research analyst for nearly 20 years. Until his retirement in 2004, Mr. Jones was a Senior Managing Director at Schwab SoundView Capital Markets. He joined SoundView in 2002 as a Senior Equity Research Analyst. From 1992 to 2002, Mr. Jones was a Managing Director and Senior Analyst at Salomon Brothers, Salomon Smith Barney and Citibank, where he covered the Server and Enterprise Hardware, Printer and Test & Measurement industries. From 1985 to 1992, he was a partner and senior analyst at Montgomery Securities. Prior to his career as an equity research analyst, Mr. Jones held various positions in the computer industry at Stratus Computer, Wang Laboratories and IBM. From 2004 to 2008, Mr. Jones served on the board of directors of Stratus Technologies, Inc., a provider of fault tolerant computer servers, technologies and services. In November 2010, Mr. Jones was elected to the Tahoe Truckee Airport District as a director. He received a B.S. from the University of Oregon. We believe Mr. Jones’ qualifications to sit on our Board of Directors include his significant experience working at and evaluating high-technology companies and their ability to create long-term value and his familiarity with the computer industry in general.

Stephen C. Kiely

Mr. Kiely, 65, joined our Board in 1999, was appointed Lead Director in January 2005 and Chairman of the Board in August 2005. From 1999 to July 2008, he was Chairman of Stratus Technologies, Inc., a provider of fault tolerant computer servers, technologies and services. Mr. Kiely served as Chief Executive Officer of Stratus Technologies from 1999 through June 2003. He joined Stratus Technologies in 1994 and held various executive positions with Stratus Technologies, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer Inc. and IBM. Mr. Kiely is a member of the board of directors of Stratus Technologies. Mr. Kiely received a B.A. from Fairfield University and an M.S. in Management from the Stanford University Graduate School of Business. We believe Mr. Kiely’s qualifications to sit on our Board of Directors include his significant experience as a Chief Executive Officer and executive in the computer and information technology industries, combined with his corporate governance expertise.

Frank L. Lederman

Dr. Lederman, 61, joined our Board in 2004. From 1995 until his retirement in 2002, he served as Vice President and Chief Technical Officer of Alcoa Inc., a world leader in the production and management of aluminum (primary, fabricated and alumina), where he had overall responsibility for global research, development, and engineering, including the 950-member Alcoa Technical Center. He was also a member of the Corporate Executive Council, Alcoa’s internal board for conducting quarterly reviews of the results and plans of each business unit. From 1988 to 1995, Dr. Lederman served as Senior Vice President of Technology for Toronto-based Noranda Inc., formerly a diversified natural resources conglomerate. His responsibilities included directing the Noranda Technology Center in Montreal. Dr. Lederman was with General Electric Company from 1976 to 1988, beginning as a physicist, where he led the development of GE’s first medical ultrasound system. He also held a number of management positions, including manager of electronics research programs and resources at the Corporate R&D Center in Schenectady, N.Y. Dr. Lederman received a B.S. in Mathematics and an M.S. in Physics from Carnegie-Mellon University, as well as an M.S. and Ph.D. in Physics from the University of Illinois, and he was a post-doctoral fellow in electrical engineering at the University of Pennsylvania. Over the past 20 years, he has served on numerous advisory boards and panels at universities and government laboratories. On our Board of Directors, Dr. Lederman represents the interests of customers and end users. Dr. Lederman’s qualifications to sit on our Board of Directors include over four decades of experience in computing and mathematical modeling. He has a deep understanding of computing from the perspective of customers and end users, and he regularly visits universities to remain current on scientific research and supercomputer applications. Dr. Lederman has over three decades of experience in the management of technology and large technical development programs at large corporations. He consults with universities and other laboratories, using his expertise to help them develop technology strategies. He has considerable experience in developing and implementing performance-based compensation programs for technical organizations.

Sally G. Narodick

Ms. Narodick, 65, joined our Board in 2004. She is a retired educational technology and e-learning consultant. From 2000 to 2004, Ms. Narodick was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. Since 1993, Ms. Narodick has served as a member of the board of directors of Penford Corporation and previously served as a member on the boards of SumTotal Systems from 1999 to 2009, Puget Energy, Inc. from 1989 to 2009 and Solutia Inc. from 2000 to 2008. A graduate of Boston University, Ms. Narodick received an M.A. in Teaching from Teachers College, Columbia University, and an M.B.A. from New York University. We believe Ms. Narodick’s qualifications to sit on our Board of Directors include her years of experience as a technology consultant and Chief Executive Officer of a technology company combined with her Board and financial management expertise.

Daniel C. Regis

Mr. Regis, 71, joined our Board in 2003. He is currently the General Partner of Regis Investments, LP and has served in this role since 1998. He has been the Chairman of the advisory board for Fluke Venture Partners II, LP, a Northwest venture capital partnership, since 2004. From 2000 to 2009, he was the Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. During that time, he was also a director or chairman of several pre-public companies. Prior to 1996, Mr. Regis spent over 30 years with Price Waterhouse LLP, including serving as Managing Partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. Since 2003, Mr. Regis has served as a member of the board of directors of Columbia Banking System, Inc. In 2004, Mr. Regis joined the board of Art Technology Group, Inc. and became the Chairman of the board of directors in 2005, where he served in this role until January 2011 when Art Technology Group merged with Oracle Corporation. He is also a member of the audit committee of Columbia Banking Systems, Inc. and chairs its risk management committee, and was a member of the audit committee of Art Technology Group, Inc. From 2003 to 2004, Mr. Regis was also a member of the board of directors of Primus Knowledge Solutions, Inc. until its merger with Art Technology Group, Inc. in 2004 and chaired its audit committee. He received a B.S. from Seattle University. We believe Mr. Regis’ qualifications to sit on our Board of Directors include his over three decades of experience in finance and accounting, including as a managing partner at a national accounting firm, as well as his experience evaluating and directing technology companies.

Stephen C. Richards

Mr. Richards, 57, joined our Board in 2004. He is currently a private investor. From 2000 to 2004, when he retired, he served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., the leading provider of intrusion prevention and risk management solutions. From 1999 to 2000, he served as Chief Online Trading Officer of E*TRADE Group, Inc. From 1998 to 1999, he served as Senior Vice President, Corporate Development and New Ventures at E*TRADE, following two years as E*TRADE’s Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E*TRADE in 1996, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies and Company, Inc.

Mr. Richards is a member of the board of directors of Guidance Software, Inc. From June 2007 to July 2010, he served as a member of the board of directors of BigFix, Inc. and from July 2005 through June 2010, he served as a trustee for the UC Davis Foundation. From 1999 to 2009, he served as a member of the board of directors of TradeStation Group, Inc. Mr. Richards is a Certified Public Accountant. He received a B.A. from the University of California at Davis and an M.B.A. in Finance from the University of California at Los Angeles. We believe Mr. Richards’ qualifications to sit on our Board of Directors include his extensive experience as a finance and operational executive, including as a Chief Financial Officer of multiple technology-based, publicly-traded companies.

Peter J. Ungaro

Mr. Ungaro, 42, has served as Chief Executive Officer and as a member of our Board since August 2005 and as President since March 2005. From May 2004 until August 2005, Mr. Ungaro served as our Senior Vice President responsible for sales, marketing and services and from August 2003 until September 2004, he served as Vice President responsible for sales and marketing. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM beginning in April 2003 and as IBM’s Vice President, Worldwide HPC Sales beginning in February 1999. He also held a variety of other sales leadership positions at IBM beginning in 1991. Mr. Ungaro received a B.A. from Washington State University. We believe Mr. Ungaro’s qualifications to sit on our Board of Directors include his years of experience as a leader in the high-performance computing industry as both a sales and operational executive, including more than five years as our Chief Executive Officer, and his extensive sales and marketing expertise.

Proposal 2:    Advisory Vote on the Compensation of Our Named Executive Officers

We are asking our shareholders to vote, on an advisory or non-binding basis, on the compensation of our Named Executive Officers as disclosed pursuant to the Compensation Discussion and Analysis beginning on page 22, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers.

Philosophy and Compensation Program

Our compensation program is designed to attract, retain and motivate the highly educated, specialized and sought-after workforce required for us to achieve our goals and create long-term value for our shareholders. The following highlights the major components of our compensation program:

Short-Term Incentives:    Our short-term incentives reward our Named Executive Officers for achieving our near-term critical tactical, strategic and financial goals. A meaningful portion of each Named Executive Officer’s total compensation is contingent upon achievement of these near-term objectives.

Long-Term Incentives:    Our long-term incentives focus our Named Executive Officers on creating long-term shareholder value and, in the face of competition for top talent with companies with significantly greater resources, provides a critical retention incentive. As Cray’s key decision-makers, a substantial portion of our Named Executive Officer’s potential compensation is linked to our long-term objectives and increasing shareholder value.

The short-term and long-term incentives constitute by far the largest portion of total target compensation for our Named Executive Officers. In fiscal 2010, for example, approximately 77% of Mr. Ungaro’s total target compensation (and approximately 77% of his actual compensation) was performance-based and at risk. Similarly, approximately 55% to 65% of the 2010 total target compensation for our continuing Named Executive Officers was performance-based and at risk (and approximately 54% to 64% of their actual compensation was performance-based and at risk).

Other Compensation Components:    In line with our philosophy of linking our Named Executive Officer’s compensation to the achievement of our goals and increasing shareholder value, the other components (base salary, employee benefits, our severance policy and change of control agreements) of our compensation program are deemphasized.

Fiscal 2010 Compensation and 2010 Corporate Performance

Given our operational and financial performance in 2009 and earlier and in light of the Towers Watson analysis and other factors described in this Proxy Statement, the Compensation Committee, with respect to 2010 compensation for our Named Executive Officers:

•	Maintained base salaries for our Named Executive Officers at levels that were set in 2009;

•

Maintained their respective target bonus awards (as a percentage of base salary) under the balanced scorecard component of our annual cash incentive plan from 2009 levels, which target awards have not been changed since 2006;

•	Discontinued an additional component of our annual cash incentive plan based on achieving a specified level of Adjusted Operating Income (as defined below); and

•	Granted long-term equity awards in the form of stock options and restricted stock to each Named Executive Officer.

We believe that it is critical to both our short and long term success that our compensation policies, plans and programs be closely correlated with our corporate performance. The following illustrate three areas of corporate performance in fiscal 2010 that we believe are important indicators of the effectiveness of that correlation in fiscal 2010.

•

Revenue.    We grew revenue for the third straight year, reporting record revenue of $319.4 million for the year ended December 31, 2010. The increase in revenue was principally due to the release of the Cray XE6 systems in 2010 and increased Custom Engineering revenue both of which were strategic goals for fiscal 2010. The achievement of a specified predetermined revenue goal was a significant factor in determining the target and actual total compensation of our Named Executive Officers in fiscal 2010.

•

Adjusted Operating Income.    We utilize the achievement of a specified level Adjusted Operating Income as a significant component of target and actual total compensation because we believe it rewards both controlling expenses and increasing gross profit contributions toward our goal of sustained profitability. For the year ended December 31, 2010, Adjusted Operating Income was $28.3 million. In 2009, Adjusted Operating Income was defined to also “add back” non-cash stock compensation expense. In 2010, non-cash stock compensation expense was not added back to reported operating income. Measured in accordance with the 2010 definition of Adjusted Operating Income, Adjusted Operating Income for the year ended December 31, 2009 would have been $7.7 million.

•

Positive Net Income.    We reported net income of $15.1 million or $0.44 per share for the year ended December 31, 2010, as compared to the net losses we reported in the prior six fiscal years. While we do not use a predetermined net income goal as an actual component of target and actual total compensation for our Named Executive Officers, we believe profitability is a critical corporate goal and achieving profitability in fiscal 2010 is indicative of the impact that our compensation programs and policies are having on overall corporate performance.

We achieved these results not only because we executed our business plan successfully and strengthened our product and service offerings, but because of the continued extraordinary performance of our outstanding employees, including our Named Executive Officers. Maintaining these results, positioning ourselves for future successes and further enhancing long-term shareholder value will require that we continue to attract, retain and motivate our workforce effectively.

Recommendation

We are asking for shareholder approval of the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the resolution set forth below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

“RESOLVED, that the shareholders approve, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2011 Annual Meeting of Shareholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on Cray, we value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our Named Executive Officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Board Recommendation:    The Board recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

Proposal 3:    Advisory Vote on the Frequency of Holding Future Advisory Votes on the Compensation of Our Named Executive Officers

We are also asking our shareholders to vote, on an advisory or non-binding basis, on the frequency of future shareholder advisory votes on our executive compensation programs, such as Proposal 2. In particular, we are asking whether the advisory vote on the compensation of our Named Executive Officers should occur once every year, every two years or every three years. After careful consideration of the frequency alternatives, the Board believes that conducting an annual advisory vote on the compensation of our Named Executive Officers is appropriate for Cray and its shareholders at this time. The Board’s determination was influenced by the fact that the compensation of our Named Executive Officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that shareholder sentiment should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to the compensation of our Named Executive Officers. By providing an advisory vote on the compensation of our Named Executive Officers on an annual basis, our shareholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our shareholders may have different views as to what is the best approach for Cray, and we look forward to hearing from our shareholders on this agenda item every year. Accordingly, our Board recommends that the advisory vote on the compensation of our Named Executive Officers be held every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote by shareholders to approve the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our Named Executive Officers that has been approved by shareholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on Cray, we value our shareholders’ opinions and we will thoughtfully consider our shareholders’ vote.

Board Recommendation:    The Board recommends a vote “FOR” the option of once every year as the frequency with which shareholders are provided an advisory vote on the compensation of our Named Executive Officers.

Proposal 4:    To Approve the Cray Inc. Amended and Restated 2001 Employee Stock Purchase Plan

We are asking our shareholders to approve our Amended and Restated 2001 Employee Stock Purchase Plan, or Amended ESPP, which includes amendments to the 2001 Employee Stock Purchase Plan, as amended, or ESPP, that: (1) extend the term of the ESPP by five years so that it will expire on September 30, 2016; and (2) authorize an additional 750,000 shares of common stock for issuance under the ESPP. The Amended ESPP also includes changes related to implementing these two amendments. The ESPP will otherwise remain unchanged. The Amended ESPP was approved by our Board on March 1, 2011.

The Amended ESPP will extend the term of the ESPP to September 30, 2016. Without this amendment, the ESPP will expire on September 30, 2011. The Amended ESPP will also increase the authorized shares for issuance under the ESPP by 750,000 shares, enabling us to meet the anticipated demand for shares under the ESPP through 2016. This will allow us to continue to make the benefits of the ESPP available to eligible employees, which the Board and our management believe is an important element of the total compensation and benefits that we offer to our employees, assists in the retention of our current employees, attracts new employees, and provides our employees with incentives to contribute to our future success by providing an opportunity to purchase shares of our common stock.

ESPP History.    The Board adopted the ESPP on August 1, 2001 and it was subsequently adopted by our shareholders. The Board adopted an amendment to the ESPP on March 21, 2005, which was also subsequently approved by our shareholders. The Board approved the Amended ESPP for which we are seeking shareholder approval on March 1, 2011. Since the ESPP’s inception, 911,501 shares have been issued and 88,499 shares are currently available for future issuance. If the Amended ESPP is approved, an additional 750,000 shares will be available for future issuance.

Description of the Amended ESPP.    The following is a summary of the principal provisions of the Amended ESPP. This summary is qualified in its entirety by reference to the full text of the Amended ESPP, which is attached as Appendix A to this Proxy Statement. To the extent that there is a conflict between this summary and the actual terms of the Amended ESPP, the terms of the Amended ESPP will govern.

The Amended ESPP is an employee benefit program that enables eligible employees to purchase shares of our common stock via payroll deductions without incurring broker commissions and with a 5% deduction from market price. Subject to adjustment as provided in the Amended ESPP, a maximum of 1,750,000 shares of common stock will be reserved for issuance under the Amended ESPP. The Amended ESPP will terminate on the earlier of September 30, 2016, or the date on which all shares available for issuance under the Amended ESPP shall have been sold pursuant to purchase rights exercised under the Amended ESPP.

The Amended ESPP is administered by our Compensation Committee. The Compensation Committee is authorized to administer and interpret the Amended ESPP and to make such rules and regulations as it deems necessary to administer the ESPP. The administration, interpretation or application of the Amended ESPP by the Compensation Committee is final and binding upon all participants.

All individuals employed by us, other than those employees whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any particular calendar year, are eligible to participate in the Amended ESPP. Our officers (subject to Rule 16b-3 under the Securities Exchange Act of 1934, as amended) are also eligible to participate. However, no employee (whether before or after exercising any rights under the Amended ESPP) who would own or be deemed to own stock (including any stock that may be purchased under any outstanding options) possessing 5% or more of the total combined voting power or value of all classes of our stock is eligible to participate in the Amended ESPP. Non-employee directors are also not eligible to participate. Each of our executive officers has an interest in this Proposal No. 4.

As of April 4, 2011, there were approximately 844 employees of the Company eligible to participate in the Amended ESPP and 94 employees participating, with no executive officers participating.

Eligible employees may elect to contribute from $25.00 per semi-monthly pay period up to 15% of their gross base pay. However, no participant may purchase more than $25,000 of our common stock under the ESPP in any one calendar year. Each participant may enroll in three-month periods, in which shares of common stock are purchased on the fourth business day after the last day of each offering period. A separate offering will usually commence on March 16, June 16, September 16 and December 16 of each year. The Compensation Committee has the authority to change the offering periods. The purchase price per share will be equal to 95% of the closing market price on the fourth business day after the end of the offering period.

Purchase rights granted under the Amended ESPP are not assignable or transferable other than by will or by the laws of descent and distribution following the participant’s death. A participant may elect at any time up to the fourth business day after the end of an offering period to terminate participation and either to withdraw the accumulated funds or to have the funds deposited to date held for the purchase of shares at the end of the offering period.

In the event a change is made in our capitalization, such as a stock split or payment of a stock dividend, that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by our shareholders. In the event of our sale, merger, reorganization or reverse merger in which the Amended ESPP is not assumed by the acquirer, all outstanding purchase rights under the Amended ESPP shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the payroll deductions of each participant for the offering period in which such transaction occurs to the purchase of whole shares of common stock at 95% of the fair market value of the common stock immediately prior to the consummation of such transaction (subject to share limitations).

The Board may, at any time or from time to time, alter, amend, suspend or discontinue this Amended ESPP immediately following the close of any offering period. To the extent necessary to comply with Section 423 of the IRC, we shall obtain shareholder approval in such a manner and to such a degree as required. The Amended ESPP will continue until the earliest of September 30, 2016 (if the amendments are approved), termination by our Board, or issuance of all of the shares reserved for issuance under the Amended ESPP.

If our shareholders do not approve the amendments, none of the proposed 750,000 additional shares shall be issued, and instead we will refund the funds collected after the current pool of shares is depleted, and the ESPP will terminate upon the earlier of (i) September 30, 2011 or (ii) the date on which all shares available for issuance under the ESPP have been sold.

Tax Consequences.    The Amended ESPP and the right of participants to make purchases under the Amended ESPP are intended to qualify under the provisions of Sections 421 and 423 of the IRC. Under these provisions, no income will be taxable to a participant at the time of grant of the purchase right or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the participant disposes of shares purchased pursuant to the Amended ESPP after the later of (a) two years from the enrollment date or (b) one year from the date on which the shares were purchased, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 5% of the fair market value of the shares on the enrollment date. Any gain on the disposition in excess of the amount treated as ordinary income will be treated as capital gain. We are not entitled to take a deduction for the amount of the discount in the circumstances indicated above.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete. Reference should be made to the applicable provisions of the IRC. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

New Plan Benefits

Because the benefits under the Amended ESPP depend on the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if they participate in the Amended ESPP. During fiscal year 2010, two Named Executive Officers participated in the Amended ESPP.

As of December 31, 2010, since the inception of the Amended ESPP, the aggregate number of shares issued to each Named Executive Officer and the various indicated groups under the Amended ESPP are:

Named Executive Officers	Number of Shares Issued Under ESPP
Peter J. Ungaro	—
Brian C. Henry	—
Margaret A. Williams	14,720
Steven L. Scott	—
Wayne J. Kugel	—
Ian W. Miller	10,480
All current executive officers as a group (10 persons)	48,637
All current non-employee directors as a group (seven persons)	0
All employees, excluding current executive officers	862,864

Board Recommendation:    The Board recommends that you vote “FOR” the Cray Inc. Amended and Restated 2001 Employee Stock Purchase Plan.

Proposal 5:    To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011

The Audit Committee has retained Peterson Sullivan LLP to serve as our independent registered public accounting firm to conduct an audit of our consolidated financial statements for 2011, and the Board has directed that our management submit the selection of Peterson Sullivan LLP for ratification by the shareholders at the Annual Meeting. In retaining Peterson Sullivan LLP, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for us in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Board Recommendation:    The Board recommends that you vote “FOR” Proposal 5 to ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of ratifying this selection, the Audit Committee will reconsider whether to retain Peterson Sullivan LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders vote on an advisory basis in favor of ratifying the appointment, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Representatives of Peterson Sullivan LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Services and Fees

The following table lists the fees for services rendered by Peterson Sullivan LLP for 2009 and 2010:

Services	2009	2010
Audit Fees(1)	$521,000	$530,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$521,000	$530,000

(1)	Audit services billed in 2009 and 2010 consisted of: audit of our annual consolidated financial statements, audits of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly consolidated financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the SEC and capital raising offerings.

(2)	No audit-related services were billed in 2009 or 2010.

(3)	No tax services were billed in 2009 or 2010.

(4)	There were no fees billed for other services in 2009 or 2010.

Peterson Sullivan LLP to date has not performed any non-audit services for us.

Audit Committee Pre-Approval Policy

All audit, tax and other services to be performed for us by our independent auditors must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Audit Committee at its next meeting. During 2010, all services performed by Peterson Sullivan LLP were pre-approved by the Audit Committee in accordance with this policy.

OTHER BUSINESS — DISCRETIONARY AUTHORITY

While the Notice of 2011 Annual Meeting of Shareholders provides for transaction of all other business as may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting, the Board knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement. If, however, other matters are properly presented at the Annual Meeting, the individuals appointed as proxies will vote your shares as they determine in their discretion to be advisable.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including consolidated financial statements and schedules, forms a part of our 2010 Annual Report that was provided to shareholders with this Proxy Statement. The Annual Report is available on our website: www.cray.com under “Investors — Financials — Annual Reports and Proxy Statements.” Additional copies of the 2010 Annual Report on Form 10-K may be obtained without charge by writing to Ruby H. Alexander, Assistant Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

By order of the Board of Directors,

Michael C. Piraino

Corporate Secretary

Seattle, Washington

April 28, 2011

Appendix A

CRAY INC.

AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated March 1, 2011)

1. Purposes

The Cray Inc. 2001 Amended and Restated Employee Stock Purchase Plan (the “Plan”) is intended to provide additional incentives to employees and a convenient means by which eligible employees of the Company may purchase the Company’s shares of Common Stock and a method by which the Company may assist and encourage such employees to become shareholders of the Company.

2. Definitions

As used herein, the following definitions apply:

a. “Base Salary” means the gross amount of the participant’s base salary for each payroll period, including incentive bonuses, overtime, commissions and any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program, but excluding any severance pay, hiring or relocation bonuses and pay in lieu of vacation and sick leave.

b. “Board” means the Company’s Board of Directors.

c. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

d. “Common Stock” means the Company’s common stock.

e. “Company” means Cray Inc., a Washington corporation, and all subsidiaries of Cray Inc. designated by the Plan Administrator as participating in the Plan and any corporate successor to all or substantially all of the assets or voting stock of Cray Inc. which shall by appropriate action adopt the Plan.

f. “Eligible Employee” means any employee of the Company, other than an employee whose customary employment is for 20 hours or less per week or whose customary employment is for not more than 5 months per calendar year. No employee who would after an offering pursuant to the Plan own or be deemed (under Section 425(d) of the Code) to own stock (including any stock that may be purchased under any outstanding options) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company shall be eligible to participate in the Plan.

g. “Enrollment Date” means the first day of each Offering Period.

h. “Offering Period” shall mean the three-month or other period selected by the Plan Administrator during which Participants may purchase shares of the Common Stock. Unless otherwise determined by the Plan Administrator, Offering Periods generally shall run from March 16 through June 15, June 16 through September 15, September 16 through December 15, and December 16 through March 15.

i. “Participant” means any Eligible Employee of the Company who is actively participating in the Plan.

j. “Plan Administrator” shall mean the Compensation Committee of the Board, as appointed from time to time by the Board.

3. Administration

a. Powers. The Plan Administrator shall have full authority to administer this Plan, including, without limitation, authority to interpret and construe any provision of this Plan; to determine the Offering Periods and the maximum number of shares of Common Stock which may be purchased in any one Offering Period; to determine, in accordance with Section 7(c), the fair market value of the Common Stock on any date; to prescribe, amend and rescind rules and regulations relating to this Plan; within law, to waive or modify any term or provision contained in this Plan or in any right to purchase shares of Common Stock under this Plan; to authorize any person to execute on behalf of the Company any instrument required to effectuate this Plan; and to make all other determinations deemed necessary or advisable for the administration for this Plan. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan, any right issued hereunder or of any rule or regulation promulgated in connection herewith and all actions taken by the Plan Administrator shall be conclusive and binding on all interested parties. The Plan Administrator may delegate administrative functions to individuals who are officers or employees of the Company.

b. Limited Liability. No member of the Board of Directors or the Plan Administrator or officer of the Company shall be liable for any action or inaction of the entity or body, or another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with explicit provisions hereof, the Board and Plan Administrator may act in their absolute discretion in all matters related to this Plan.

4. Offering Periods

a. Determination. Shares of Common Stock shall be offered for purchase under this Plan through a series of successive Offering Periods, each to be of a duration of three months, as selected by the Plan Administrator, until such time as the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or the Plan shall have been sooner terminated in accordance with Sections 10 and 11(b).

b. Separate Purchase Rights. The Participant shall be granted a separate purchase right for each Offering Period in which he/she participates. The purchase right shall be granted on the Enrollment Date on which such individual first joins the Offering Period in effect under the Plan and shall be automatically exercised for successive Offering Periods, unless the Participant withdraws from the Plan.

5. Eligibility and Participation

a. Enrollment Dates. An individual who is an Eligible Employee on the start date of the Offering Period may enter that Offering Period on such start date, provided he/she enrolls in the Offering Period before such date in accordance with Section 5(b) below. That start date shall then become such individual’s Enrollment Date for the Offering Period, and on that date such individual shall be granted his/her purchase right for the Offering Period. Should such Eligible Employee not enter the Offering Period on the start date, then he/she may not subsequently join that particular Offering Period on any later date.

b. Enrollment Forms. To participate for a particular Offering Period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including the payroll deduction authorization) and file such forms with the Plan Administrator at least 10 business days before his/her scheduled Enrollment Date unless the Participant has participated in the previous Offering Period and has not submitted a withdrawal form to the Company.

c. Payroll Deductions. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan shall be at a rate of not less than $25.00 per semi-monthly pay period nor more than 15% of the Base Salary paid to the Participant during each Offering Period, unless the Plan Administrator consents to a lower amount or higher rate for all Participants. The deduction rate so authorized shall continue in effect for the remainder of the Offering Period.

A Participant may change the amount of his or her payroll deduction for a subsequent Offering Period by filing an amended payroll deduction form at least 10 business days prior to the commencement of such subsequent Offering Period.

Payroll deductions will automatically cease upon the termination of the Participant’s purchase right in accordance with the applicable provisions of Section 7 below.

d. Rule 16b-3. Employees who are officers of the Company may participate only in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time.

e. Participation Voluntary. Participation in this Plan shall be voluntary.

6. Stock Subject to Plan

a. Total Number. The total number of shares of Common Stock which may be issued under this Plan shall not exceed 1,750,0001 shares (subject to adjustment under Section 6(b) below).

b. Changes to Capitalization. In the event any change is made to the Company’s outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of this Plan, (ii) the class and maximum number of shares purchasable per Participant during each Offering Period, (iii) the class and maximum number of shares purchasable in the aggregate by all Participants on any one purchase date under the Plan and (iv) the class and number of shares and the price per share of the Common Stock subject to each purchase right at the time outstanding under this Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under this Plan.

7. Purchase Rights

a. Terms and Conditions. An Employee who participates in this Plan for a particular Offering Period shall have the right to purchase shares of Common Stock during such Offering Period and the four business days thereafter, upon the terms and conditions set forth below and shall execute a subscription agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

b. Purchase Price. Common Stock shall be issuable at the end of each Offering Period at a purchase price equal to 95% of the fair market value per share on the fourth business day after such Offering Period ends.

c. Valuation. For purposes of determining the fair market value per share of Common Stock on any relevant date, the following procedures shall be in effect:

(i) The fair market value on any date shall be equal to the last sale price of the Common Stock on such date, as reported by Nasdaq or other comparable sources. If there is no quoted price for such date, then the closing price on the next preceding day for which there does exist such a quotation, as so reported, shall be determinative of fair market value.

(ii) If Section 7(c)(i) is not applicable, the fair market value shall be determined by the Plan Administrator in good faith. Such determination shall be conclusive and binding on all persons.

d. Number of Purchasable Shares. The number of shares purchasable per Participant for each Offering Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during such Offering Period by the purchase price in effect for the Offering Period. No Participant, however, may purchase shares in violation of Section 8(a).

e. Payment. Payment for the Common Stock purchased under the Plan shall be effected only by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first day coincident with or immediately following the Participant’s Enrollment Date into the Offering Period and shall continue through the pay period ending with or immediately prior to the last day of the Offering Period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

[1]	Number reflects the one-for-four reverse stock split effected June 8, 2006 (with the original 4,000,000 shares issuable under the Plan becoming 1,000,000 shares) plus additional shares added thereafter.

f. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i) A Participant may terminate his or her participation in the Plan, by filing at any time up to the close of business on the fourth business day after the Offering Period ends, the prescribed notification form with the Plan Administrator (or its designate). In such event, the Participant shall have the following election upon termination:

(A) to withdraw all of the Participant’s payroll deductions for such Offering Period, without interest, or

(B) to have such funds held for the purchase of shares at the end of the Offering Period in which the Participant terminated his or her participation.

Such termination will constitute a termination of participation in the Plan with respect to successive Offering Periods unless the Participant re-enrolls in the Plan pursuant to Section 7(f)(ii) with respect to a subsequent Offering Period.

(ii) The withdrawal and termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which such withdrawn or terminated purchase right was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan by making a timely filing of a new subscription agreement and payroll withholding authorization.

(iii) If the Participant ceases to remain an Eligible Employee while his/her purchase right remains outstanding, then such individual (or the personal representative of the estate of a deceased Participant) shall have the following election, exercisable until the close of business on the fourth business date after the Offering Period in which the Participant ceases Eligible Employee status:

(A) to withdraw all of the Participant’s payroll deductions for such Offering Period, without interest, or

(B) to have such funds held for the purchase of shares at the end of the Offering Period in which his or her status as an Eligible Employee ceased.

If no such election is made, then such funds shall be refunded, without interest, as soon as possible after the close of such Offering Period. In no event, however, may any payroll deductions be made on the Participant’s behalf following his/her cessation of Eligible Employee status.

g. Stock Purchase. Shares of Common Stock shall automatically be purchased on behalf of each Participant on the fourth business day after the end of each Offering Period and for all purposes shares of Common Stock purchased pursuant to the Plan shall be deemed to have been issued and sold at the close of business on the fourth business day after the last date of each Offering Period. The purchase shall be effected by applying such Participant’s payroll deductions for the Offering Period to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares) at the purchase price in effect for such Offering Period. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be carried over for application in the successive Offering Period unless the Participant has withdrawn from the Plan, in which event such amount will be refunded to the Participant, without interest.

h. Proration of Purchase Rights. Subject to the limitations set forth in Section 6(a), the Plan Administrator may determine the number of shares of Common Stock, subject to periodic adjustment under Section 6(b), which may be purchased in the aggregate by all Participants in any one Offering Period under the Plan. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares purchasable in the aggregate on such date or (ii) the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro rated to such individual, shall be refunded to such Participant, without interest.

i. Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

A Participant shall be entitled to receive, as soon as practicable after the purchase of shares for an Offering Period, a stock certificate for the number of shares purchased on the Participant’s behalf. Such certificate may, upon the Participant’s request, be issued in the names of the Participant and his/her spouse as tenants-in-common or as joint tenants with right of survivorship.

j. Assignability. Purchase rights granted under this Plan shall not be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant’s death, shall not be subject to execution, attachment or similar process, and shall be exercised during the Participant’s lifetime only by the Participant.

k. Change in Ownership. Should the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

(i) a sale, merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the state in which the Company is incorporated), or

(ii) a reverse merger in which the Company is the surviving corporation but in which more than 50% of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, then, unless the successor shall continue this Plan and assume all the obligations evidenced by the outstanding rights to purchase shares of Common Stock or shall provide equivalent rights with respect to the successor’s securities, all to the reasonable satisfaction of the Board, all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the payroll deductions of each Participant for the Offering Period in which such transaction occurs to the purchase of whole shares of Common Stock at 95% of the fair market value of the Common Stock immediately prior to the consummation of such transaction. However, the applicable share limitations of Sections 7 and 8 shall continue to apply to any such purchase.

The Company shall use its best efforts to provide at least 10 days’ advance written notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Section 7.

8. Accrual Limitations

a. Dollar Limit. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with rights to purchase Common Stock accrued under any other purchase right outstanding under this Plan and similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

b. Application. For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

(i) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

(ii) If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Offering Period, then the payroll deductions which the Participant made during that Offering Period with respect to such purchase right shall be refunded, without interest.

c. Controlling Provision. In the event there is any conflict between the provisions of this Section 8 and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section 8 shall be controlling.

9. Status of Plan Under Federal Tax Laws

This Plan is designed to qualify as an employee stock purchase plan under Code Section 423, and shall be governed and construed accordingly.

10. Amendment and Termination

a. Amendments, Suspension, Discontinuation. The Board may alter, amend, suspend or discontinue this Plan immediately following the close of any Offering Period. However, the Board may not, without the approval of the Company’s shareholders:

(i) materially increase the number of shares issuable under this Plan or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Offering Period under this Plan, except that the Plan Administrator shall have the authority, exercisable without such shareholder approval, to effect adjustments to the extent necessary to effect changes in the Company’s capital structure pursuant to Section 6(b);

(ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock issuable under this Plan;

(iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in this Plan; or

(iv) adopt amendments which require shareholder approval under applicable law, including Section 16(b) of the Securities Exchange Act of 1934, provided, however, that notwithstanding the foregoing the Board without further shareholder approval may amend the Plan in any way (A) necessary to qualify the Plan as an employee stock purchase plan under Code Section 423, as such section may be amended and/or superceded by a successor provision from time to time, or (B) to insure that the purchase rights under the Plan will not be expensed for financial statement reporting purposes under SFAS No. 123(R), Accounting for Stock-Based Compensation, as amended and/or superceded by a successor provision from time to time.

b. Termination of Purchase Rights. The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate all outstanding purchase rights under this Plan immediately following the close of any Offering Period. Should the Company elect to exercise such right, then this Plan shall terminate in its entirety. No further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under this Plan.

11. General Provisions

a. Requirements. No shares of Common Stock shall be issued hereunder, including any additional shares of Common Stock added to the Plan pursuant to Section 10(a)(i), until (i) this Plan, or any additional shares of Common Stock, as applicable, shall have been approved by the Company’s shareholders and (ii) the Company shall have complied with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions, the requirements of any quotation service or stock exchange upon which the shares may then be listed, and all other applicable requirements established by law or regulation.

b. Plan Termination. This Plan shall terminate upon the earlier of (i) September 30, 2016 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under this Plan. In the event shareholder approval is not obtained, or such legal compliance is not effected, within 12 months after the date on which the Plan is adopted by the Board, or amended by the Board such that shareholder approval is required, the Plan shall terminate and have no further force or effect, and all funds collected by the Company following the non-approval of the Plan or amendment, as applicable, shall be returned to all subscribers, without interest; provided, however, that no additional shares of Common Stock that have been added to the Plan pursuant to Section 10(a)(i) shall be issued to an Eligible Employee until shareholder approval, if required, is obtained.

c. Costs. All costs and expenses incurred in the administration of this Plan shall be paid by the Company.

d. No Status as Employee. Neither the action of the Company in establishing the Plan, or any action taken under this Plan by the Board or the Plan Administrator, nor any provision of this Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

e. No Segregation of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate the payroll deductions.

f. No Interest. No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the payroll deductions contemplated herein, or on any other assets held hereunder for the Participant’s account.

g. Governing Law. The provisions of this Plan shall be governed by the laws of the State of Washington.

As amended by the Board of Directors on March 1, 2011, and approved by the Shareholders on                         .

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

CRAY INC.

M35979-Z55060-P10277

For Against Abstain

CRAY INC.

901 FIFTH AVENUE, STE. 1000

SEATTLE, WA 98164

ATTN: CAROL LYNN COLE

To withhold authority to vote for any individual

nominee(s), mark “For All Except” and write the

number(s) of the nominee(s) on the line below.

For Against Abstain

2. To approve, on an advisory or non-binding basis, the

compensation of our Named Executive Officers.

5. To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the

fiscal year ending December 31, 2011.

3. To select, on an advisory or non-binding basis, the

frequency of holding future advisory votes on the

compensation of our Named Executive Officers.

4. To approve our Amended and Restated 2001 Employee

Stock Purchase Plan.

For

All

Withhold

All

For All

Except

0 0 0

NOTE: Such other business as may properly come before the

Annual Meeting or any adjournment or postponement thereof.

01) William C. Blake

02) John B. Jones, Jr.

03) Stephen C. Kiely

04) Frank L. Lederman

1. Election of Directors, each to serve a one-year term.

Nominees:

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on the cut-off date or the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 p.m. Eastern Time on the cut-off date or the day before the meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

The Board of Directors recommends you vote FOR the

following nominees:

0 0 0 0

00 0 000

0 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney,

executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

1 Year 2 Years 3 Years Abstain

The Board of Directors recommends you vote FOR the

following proposal:

05) Sally G. Narodick

06) Daniel C. Regis

07) Stephen C. Richards

08) Peter J. Ungaro

The Board of Directors recommends you vote

1 YEAR on the following proposal:

The Board of Directors recommends you vote FOR

proposals 4 and 5:

CRAY INC.

Annual Meeting of Shareholders

June 16, 2011 3:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Peter J. Ungaro and Brian C. Henry, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of CRAY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 p.m. PDT on June 16, 2011, at 901 Fifth Avenue, Fifth Avenue Conference Room, Seattle, WA 98164, and any

adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made,

this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M35980-Z55060-P10277